Exhibit 99.1

Item 6.	Selected Financial Data

           The following tables set forth selected financial data for us for the years ended December 31, 2008, 2007, 2006, 2005, and 2004, that has been derived from our audited consolidated financial statements and the notes thereto. This data should be read in conjunction with Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations, and our audited consolidated financial statements and notes thereto, appearing elsewhere in this Annual Report.

SELECTED FINANCIAL DATA

(in thousands, except per unit data)

	Year Ended December 31,
	2008	2007	2006	2005	2004
Statement of Operations Data:(a)
Total revenues	$1,129,776	$1,021,884	$991,038	$914,655	$842,612
Income (loss) from continuing operations(b)	(121,667)	54,660	6,057	(21,226)	(84,599)

Diluted earnings per common unit:
Income (loss) from continuing operations	$(2.57)	$0.24	$(0.51)	$(0.93)	$(1.92)

Other Data:
Cash distributions declared per common unit(c)	$0.85	$1.20	$0.80	$0.15	$-
Funds From Operations(d)	(8,848)	135,919	93,451	(191,139)	(30,608)
EBITDA(d)	145,252	322,126	300,460	12,475	184,950
Cash flows provided by operating activities	153,163	137,337	147,700	111,482	33,281

Balance Sheet Data (at end of period):
Total assets	$2,512,269	$2,683,835	$2,583,249	$2,920,263	$3,318,191
Total debt, net of discount	1,551,686	1,475,607	1,369,153	1,675,280	1,767,122

__________

(a)	All years presented have been adjusted to reflect sold hotels as discontinued operations.
(b)

Included in income (loss) from continuing operations are the following amounts (in thousands):

	Year Ended December 31,
	2008	2007	2006	2005	2004
Impairment loss	$(107,963)	$-	$-	$-	$-
Impairment loss on unconsolidated hotels	(12,696)	-	-	-	-
Hurricane loss	(1,669)	-	-	(6,481)	(2,125)
Hurricane loss on unconsolidated hotels	(50)	-	-	-	-
Liquidated damages	(11,060)	-	-	-	-
Conversion costs	(507)	(491)	-	-	-
Severance costs	(944)	-	-	-	-
Charges related to debt extinguishment	-	-	(14,318)	(5,485)	(50,171)
Abandoned projects	-	(22)	(33)	(265)	-
Gain (loss) on sale of assets	-	-	(92)	469	-
Gain on sale of condominiums	-	18,622	-	-	-
Gain on involuntary conversion	3,095	-	-	-	-

(c)

We suspended payment of our quarterly common distributions in December 2008 in light of the deepening recession, the attendant impact on our industry, and the severe contraction in the capital markets. We paid quarterly common distributions starting in the fourth quarter of 2005 through the third quarter of 2008. Prior to the fourth quarter of 2005, we had suspended paying quarterly common distributions in the aftermath of September 11, 2001. We have, however, continued to pay the full accrued distributions on our outstanding preferred units.

(d)

A more detailed description and computation of FFO and EBITDA is contained in the “Non-GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7.

FFO has not been adjusted for the following amounts included in net income (loss) (in thousands):

	Year Ended December 31,
	2008	2007	2006	2005	2004
Impairment loss, net of noncontrolling interests	$(107,963)	$-	$(15,547)	$(257,775)	$(38,289)
Impairment loss on unconsolidated hotels	(12,696)	-	-	-	-
Hurricane loss	(1,669)	-	-	(6,481)	(2,125)
Hurricane loss on unconsolidated hotels	(50)	-	-	-	-
Liquidated damages	(11,060)	-	-	-	-
Charges related to debt extinguishment, net of noncontrolling interests	-	(811)	(15,757)	(11,300)	(50,171)
Conversion costs	(507)	(491)	-	-	-
Severance costs, net of noncontrolling interests	(850)	-	-	-	-
Asset disposition costs	-	-	-	(1,300)	(4,900)
Abandoned projects	-	(22)	(112)	(265)	-
Issuance costs of redeemed preferred units	-	-	-	(6,522)	-

EBITDA has not been adjusted for the following amounts included in net income (loss) (in thousands):

	Year Ended December 31,
	2008	2007	2006	2005	2004
Impairment loss, net of noncontrolling interests	$(107,963)	$-	$(15,547)	$(257,775)	$(38,289)
Impairment loss on unconsolidated hotels	(12,696)	-	-	-	-
Hurricane loss	(1,669)	-	-	(6,481)	(2,125)
Hurricane loss on unconsolidated hotels	(50)	-	-	-	-
Liquidated damages	(11,060)	-	-	-	-
Charges related to debt extinguishment, net of noncontrolling interests	-	(811)	(15,757)	(11,300)	(50,171)
Conversion costs	(507)	(491)	-	-	-
Severance costs, net of noncontrolling interests	(850)	-	-	-	-
Asset disposition costs	-	-	-	(1,300)	(4,900)
Abandoned projects	-	(22)	(112)	(265)	-
Issuance costs of redeemed preferred units	-	-	-	(6,522)	-
Gain on involuntary conversion	3,095	-	-	-	-
Gain on sale of hotels, net of income tax and noncontrolling interests	1,193	27,330	40,650	12,124	19,422
Gain on sale of hotels in unconsolidated entities	-	10,993	-	-	-

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

In 2008, the lodging industry saw the first nationwide decreases in RevPAR since 2002, which were the result of the onset of a profound global recession. We were able to outperform the industry by gaining market share and posting a 1.0% increase in RevPAR. Our performance was largely attributable to our $450 million hotel renovation program, which was substantially completed in 2008.

As lodging demand slowed in 2008, we worked closely with our brand-managers to cut operating costs in the lower RevPAR environment. Many of our hotels were able to reduce labor costs permanently, and all of our hotels trimmed non-critical functions. This enabled us to maintain EBITDA margins.

We entered 2009 in the midst of a recession. Our hotels are focused on maintaining market share, protecting ADR and preserving EBITDA margins, while we are focused on managing our balance sheet, including maturing debt and compliance with debt covenants. We have $132 million of non-recourse mortgage debt, in the aggregate, that matures in 2009.  Of this debt, a $117 million loan, secured by seven hotels, matures in April 2009.  At the time of this filing we have agreed in principle on the material terms to refinance this loan for five years with Prudential Mortgage Capital, one of the current lenders (with respect to which we have paid a non-refundable $300,000 portion of the origination fee) and are negotiating final documentation. We expect to close the refinancing prior to maturity, subject to documentation, due diligence and customary conditions.  We have a variety of financing alternatives in the unlikely event that we are unable to refinance this loan. We also have two other non-recourse mortgage loans aggregating $15 million, secured by two hotels, that mature in 2009; we expect to repay these loans through a combination of cash on hand and borrowings.

Our line of credit contains certain restrictive financial covenants, with which we were in compliance at the date of this filing. Our compliance with these covenants in future periods will depend substantially on the financial results of our hotels. If current financial market conditions persist and our business continues to deteriorate, we may breach one or more of our financial covenants.

We have agreed in principle on the material terms with the lead lender of a new $200 million term loan, which would be secured by first mortgages on eight currently unencumbered hotels and, assuming all extension options are exercised, will not mature until 2013. This loan would not be subject to any corporate financial covenants and would only be recourse to the borrower, a to-be-formed wholly-owned subsidiary. While we believe that we will successfully close our new secured term loan, as discussed above, we have several other alternatives available to ensure continued compliance with our financial covenants or repay our line of credit, including identifying other sources of debt or equity financing, selling unencumbered hotels and/or implementing additional cost cutting measures. Of course, we can provide no assurance that we will be able to close our new secured term loan, identify additional sources of debt or equity financing or sell hotels on terms that are favorable or otherwise acceptable to us.

In 2006, we embarked on a $450 million renovation program at our portfolio designed to improve the quality, returns on investment and competitive positions of these hotels. In 2008, we substantially completed these renovations. We believe that our renovated hotels will continue to perform better than the industry average for at least the first year following renovation.

          In 2007, we began the process of rebranding our property in San Francisco Union Square as a Marriott hotel. The comprehensive renovation includes guest rooms, guest baths, guest corridors, meeting space, food and beverage outlets, public areas and building exterior and will be completed by mid-2009. Marriott took over management of the hotel in December 2007, which is operating as Hotel 480 until it is reflagged as a Marriott hotel in April 2009.

We regularly review and evaluate our hotel portfolio and may from time to time identify additional hotels to sell based upon strategic considerations such as future supply growth, changes in demand dynamics, concentration risk, strategic fit, return on future capital needs and return on invested capital. We currently have five hotels identified for sale (we intend to hold these hotels as long as necessary to obtain satisfactory pricing) and may identify additional hotels for sale in the future. In 2008, we tested eight hotels that had been identified as sale candidates (of which three no longer are sale candidates and five hotels remain sale candidates) for impairment under the provisions of SFAS No. 144 using undiscounted estimated cash flows over a shortened estimated remaining hold period. Of the hotels tested, four failed the test under SFAS No. 144, which failure resulted in $53.8 million of impairment charges, during the nine months ended September 30, 2008, to write down these hotel assets to our then current estimate of fair market value before selling expenses. As a result of the short-term hold period and the deteriorating market conditions, we tested our five remaining sale candidate hotels for impairment in the fourth quarter of 2008, which resulted in an additional $15.7 million impairment charge on two hotels that failed this test.

Because of triggering events in 2008 related to changes in the capital markets, the drop in travel demand and the combined effect on FelCor’s stock price, we tested all of our hotel assets to determine if further assessment for potential impairment was required for any of our hotels. We had one hotel with a short-term ground lease, in addition to the sale candidates noted above, fail this test. We determined that the book value of this hotel was not fully recoverable, and as such, recorded a $38.5 million impairment charge under SFAS No. 144.

          In 2008, we declared and paid common distributions of $0.85 per unit in the aggregate. We suspended payment of our quarterly common distributions in December 2008 in light of the deepening recession, the attendant impact on our industry and FelCor LP, and the severe contraction in the capital markets. FelCor’s Board of Directors will determine the amount of future common and preferred distributions for each quarter, based upon various factors including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as the minimum REIT distribution requirements.

Financial Comparison (in thousands, except RevPAR, Hotel EBITDA margin and percentage change)

	Year Ended December 31,
	2008	2007	% Change 2008-2007	2006	% Change 2007-2006
RevPAR	$96.67	$95.71	1.0%	$92.80	3.1%
Same-Store Hotel EBITDA(a)	315,957	308,113	2.5%	305,566	0.8%
Same-Store Hotel EBITDA margin(a)	28.0%	27.7%	1.1%	28.2%	(1.8)%
Income (loss) from continuing operations attributable to common unitholders(b)	(161,571)	16,256	(1,093.9)%	(31,588)	151.5%
Same-Store Funds From Operations (“FFO”)(a)(c)	(8,835)	112,185	(107.9)%	63,448	76.8%
Same-Store Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)(a)(d)	145,265	311,036	(53.3)%	278,247	11.8%

(a)

A discussion of the use, limitations and importance of these non-GAAP financial measures and detailed reconciliations to the most comparable GAAP measures are found elsewhere in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(b)	The following amounts are included in income (loss) from continuing operations applicable to common unitholders (in thousands):

	Year Ended December 31,
	2008	2007	2006
Impairment loss	$(107,963)	$-	$-
Impairment loss on unconsolidated hotels	(12,696)	-	-
Hurricane loss	(1,669)	-	-
Hurricane loss on unconsolidated hotels	(50)	-	-
Liquidated damages	(11,060)	-	-
Conversion costs	(507)	(491)	-
Severance costs	(944)	-	-
Charges related to debt extinguishment	-	-	(14,318)
Abandoned projects	-	(22)	(33)
Gain (loss) on sale of assets	-	-	(92)
Gain on sale of condominiums	-	18,622	-
Gain on involuntary conversion	3,095	-	-

(c)	Same-Store FFO has not been adjusted for the following amounts included in net income (loss) (in thousands).

	Year Ended December 31,
	2008	2007	2006
Impairment loss, net of noncontrolling interests	$(107,963)	$-	$(15,547)
Impairment loss on unconsolidated hotels	(12,696)	-	-
Hurricane loss	(1,669)	-	-
Hurricane loss on unconsolidated hotels	(50)	-	-
Liquidated damages	(11,060)	-	-
Charges related to debt extinguishment, net of noncontrolling interests	-	(811)	(15,757)
Conversion costs	(507)	(491)	-
Severance costs, net of noncontrolling interests	(850)	-	-
Asset disposition costs	-	-	-
Abandoned projects	-	(22)	(112)

(d)	Same-Store EBITDA has not been adjusted for the following amounts included in net income (loss) (in thousands).

	Year Ended December 31,
	2008	2007	2006
Impairment loss, net of noncontrolling interests	$(107,963)	$-	$(15,547)
Impairment loss on unconsolidated hotels	(12,696)	-	-
Hurricane loss	(1,669)	-	-
Hurricane loss on unconsolidated hotels	(50)	-	-
Liquidated damages	(11,060)	-	-
Charges related to debt extinguishment, net of noncontrolling interests	-	(811)	(15,757)
Conversion costs	(507)	(491)	-
Severance costs, net of noncontrolling interests	(850)		-
Asset disposition costs	-	-	-
Abandoned projects	-	(22)	(112)
Gain on involuntary conversion	3,095	-	-
Gain on sale of hotels, net of income tax and noncontrolling interests	1,193	27,330	40,650
Gain on sale of hotels in unconsolidated entities	-	10,993	-

RevPAR and Hotel Operating Margin

          In 2008, we had our fifth consecutive year-over-year increase in RevPAR. For the year, RevPAR increased 1.0% from $95.71 to $96.67. The increase in RevPAR consisted of a 0.9% increase in Occupancy and a slight (0.1%) increase in ADR, while the United States hotel industry saw a 1.9% decline in RevPAR for the year, driven by declining occupancy (-4.2%). We attribute our better than average RevPAR performance to increases in market share at our Consolidated Hotels upon completion of our three-year renovation program. As with the overall industry, our RevPAR began to weaken in the third quarter of 2008 and our RevPAR declined 8.5% in the fourth quarter of 2008, compared to the same period in 2007. Our renovation program has enabled us to increase our market share significantly and maintain year-over-year RevPAR better than the national average and our peer lodging REITs.

          We expect the deterioration of travel demand to continue through 2009, and we have focused on mitigating the declining revenue until lodging fundamentals stabilize. One area that we have focused on is working with our management companies to retool hotel-level cost structures (including staffing models) to ensure that expenses are being managed as effectively as possible. To this end, our hotels were successful in limiting Hotel EBITDA margin loss to 79 basis points in 2008 compared to the same period in 2007.

Results of Operations

Comparison of the Years Ended December 31, 2008 and 2007

For the year ended December 31, 2008, we recorded net loss applicable to common unitholders of $160.3 million, compared to net income applicable to common unitholders of $51.4 million in 2007. Our 2008 loss included impairment charges of $120.7 million ($108.0 million related to consolidated hotels and $12.7 million related to equity method investments), accrued liquidated damages of $11.1 million and hurricane related expenses of $1.7 million. These charges were partially offset by a gain related to involuntary conversions from the final settlement of 2005 hurricane claims of $3.1 million and an adjustment to gains from prior year hotel sales of $1.2 million. Our 2007 net income applicable to common unitholders included $65.7 million of: (i) gains from sale of hotels ($39 million, $28.0 million in discontinued operations and $11.0 million in income from unconsolidated entities), (ii) gain from the sale of condominiums ($18.6 million), and (iii) operating income from hotels sold in 2007 and included in discontinued operations ($8.1 million).

Our 2008 results of operations include two hotels acquired in December 2007. As such, our 2008 financial statements reflect increases in revenues and expenses associated with these hotels that are not reflected in our 2007 financial statements.

          Our total revenues increased $107.9 million compared to 2007, of which $93.8 million related to the two hotels acquired in December 2007. The remainder of the increase is principally attributable to the 1% increase in RevPAR at our Consolidated Hotels from 2007 to 2008.

Hotel departmental expenses increased $53.4 million compared to 2007, of which $47.7 million is attributable to the two hotels acquired in December 2007 and the remainder primarily reflects expenses associated with increased occupancy compared to 2007. As a percentage of total revenue, hotel departmental expenses increased from 32.2% to 33.9% compared to 2007. Rooms expense decreased as a percentage of total revenue from 20.0% to 19.2%, but food and beverage expense increased as a percent of total revenue from 10.2% to 12.1%, and other operating department expenses increased as a percent of total revenue from 2.0% to 2.5% compared to 2007. The increases in food and beverage expense and other department expenses as a percent of total revenue are primarily due to the mix and nature of the business of the two hotels acquired in December 2007, which are both resort properties. ADR at these hotels was nearly 40% higher than the remainder of the portfolio in 2008, which was the principal reason for the improvement in rooms expense as a percentage of total revenue. Food and beverage generally has significantly higher expenses as a percent of revenue than rooms, and those hotels contributed 24% of our food and beverage revenue during 2008.

Other property-related costs increased $27.8 million, compared to 2007, of which $24.0 million related to the two hotels acquired in December 2007. As a percentage of total revenue, other property operating costs remained essentially unchanged at 26.8% in 2008 compared to 26.9% in 2007.

Management and franchise fees increased $3.8 million, compared to 2007, of which $1.0 million resulted primarily from increases in revenue and $2.8 million related to the two hotels acquired in December 2007. There was essentially no change in management and franchise fees as a percentage of revenue in 2008 compared to 2007.

Taxes, insurance and lease expense decreased $7.5 million compared to 2007, despite a $4.7 million increase related to the two hotels acquired in December 2007. The decrease from 2007 is primarily related to a decrease in percentage rent expense of $7.4 million, related to percentage leases reset in late 2007, a decrease in property taxes of $0.9 million, largely from reduced assessed values and successful resolution of prior year property taxes disputed, and a decrease in property insurance of $1.5 million.

Depreciation and amortization expense increased $30.9 million compared to 2007, of which increase $8.2 million related to the two hotels acquired in December 2007. The remainder of the increase reflects increased depreciation associated with hotel capital expenditures ($142.9 million in 2008 and $227.5 million in 2007).

In 2008, we identified eight hotels as candidates to be sold, of which five remain candidates for sale. We tested these hotels for impairment under the provisions of SFAS No. 144 using undiscounted estimated cash flows over a shortened estimated remaining hold period. Of the hotels tested, four hotels failed the test under SFAS No. 144, as a result of which we recorded impairment charges of $53.8 million through the nine months ended September 30, 2008, to write down these hotel assets to our then current estimate of their fair market value before selling expenses. As a result of the short-term hold period and the deteriorating market conditions, we recorded additional impairment charges totaling $15.7 million on two of these hotels in the fourth quarter of 2008.

Because of triggering events in 2008 related to changes in the capital markets, dropping travel demand and the combined effect on FelCor’s stock price, we tested all of our hotel assets to determine if further assessment for potential impairment was required for any of our hotels. We had one hotel with a short-term ground lease, in addition to the sale candidates noted above, fail this test. We determined that the book value of this hotel was not fully recoverable, and as such, recorded a $38.5 million impairment charge for this hotel under SFAS No. 144.

Other expenses increased $3.7 million compared to 2007. This increase was primarily attributable to: (i) hurricane-related clean up expenses of $1.7 million related to 14 of our hotels affected by four hurricanes in 2008, (ii) severance costs of $0.9 million related to the staffing reductions at our hotels, and (iii) amortization of intangible assets of $0.8 million related to the hotels acquired in December 2007.

Net interest expense increased $6.3 million compared to 2007. This change is primarily attributable to: (i) a decrease in interest income of $4.8 million due to lower cash balances and interest rates earned on those balances; (ii) an increase in interest expense of $7.7 million related to the mortgage debt on the two hotels acquired in December 2007; and (iii) a reduction in capitalized interest of $3.5 million related to lower renovation-related construction in progress, all of which was partially offset by lower interest expense of $9.7 million due to lower interest rates applicable to our floating-rate debt.

Equity in income (loss) from unconsolidated entities decreased by $31.3 million compared to 2007, which decrease primarily reflects income received from the gain of $11.0 million, on the sale of an unconsolidated hotel during the first quarter of 2007, impairment charges of $12.7 million recorded in 2008, and resetting several percentage leases in late 2007. The impairment charges were comprised of $3.3 million (of which our share was $1.7 million) taken under SFAS No. 144 and $11.0 million taken under APB 18, related to other-than-temporary declines in value of certain equity method investments. The impairment under APB 18 includes a charge of $6.6 million for one investment related to a hotel that we do not intend to sell.

In 2008, we settled insurance claims relating to 2005 hurricane losses and realized a related $3.1 million gain from involuntary conversion. In 2007, we finalized the sale of 179 of the 184 units at our Royale Palms condominium project and recognized a related $18.6 million gain on sale under the completed contract method. Discontinued operations included a $1.2 million adjustment to increase gains on sale related to a revision in taxes associated with gains aggregating $71.2 million from hotel sales in 2006 and 2007. Discontinued operations for 2007 included operating income of $8.1 million and charges related to early debt repayment of $0.9 million. Discontinued operations also included gains of $28.0 million related to the sale of 10 hotels during the first six months of 2007.

Comparison of the Years Ended December 31, 2007 and 2006

For the year ended December 31, 2007, we recorded net income applicable to common unitholders of $51.4 million, compared to $12.6 million in 2006. We had income from continuing operations of $54.7 million compared to a prior year income from continuing operations of $6.1 million. In 2007, income from continuing operations included an $18.6 million gain from the sale of condominium units at our Royale Palms condominium project in Myrtle Beach, South Carolina. Income from continuing operations in 2006 included an aggregate of $14.3 million of charges related to early retirement of debt.

          Total revenue from continuing operations increased $30.8 million, or 3.1%, compared to the prior year. The increase in revenue is principally attributed to a 3.3% increase in RevPAR. The increase in RevPAR resulted from a 6.5% increase in ADR, net of a 3.0% drop in occupancy, and represents both industry RevPAR increases in many of our major markets and improvements in RevPAR at our recently renovated hotels.

          Renovation-related disruption had an adverse effect on our ADR, occupancy and Hotel EBITDA margin in 2007. Our Hotel EBITDA margin decreased by 68 basis points compared to 2006.

For 2007, total operating expenses increased by $42.5 million and increased as a percentage of total revenue from 87.9% to 89.4% compared to 2006. Hotel departmental expenses, which consist of rooms expense, food and beverage expense, and other operating departments, increased $9.7 million compared to 2006, and decreased slightly as a percentage of total revenue from 32.3% to 32.2%.

          Other property operating costs, which consist of general and administrative costs, marketing costs, repairs and maintenance, utilities expense, and other costs, increased by $4.9 million compared to 2006, but decreased as a percentage of total revenue from 27.3% to 26.9%. All of the other property operating costs remained constant or decreased as a percent of total revenue compared to 2006 except for repair and maintenance cost, which increased slightly as a percent of total revenue from 5.3% to 5.4%.

Management and franchise fees increased by $2.3 million compared to 2006 but remained constant at 5.2% of total revenue.

          Taxes, insurance and lease expense increased by $9.2 million compared to 2006 and increased slightly from 11.3% to 11.9% of total revenue. We had increases as a percentage of total revenue in property insurance. Increased property insurance premiums reflect the nationwide trend of increased rates related to catastrophic coverage, but we are currently seeing a softening of property insurance costs.

          Corporate expenses decreased by $2.6 million compared to 2006 and decreased 32 basis points as a percentage of total revenue. The decrease in corporate expenses is principally attributed to 2006 expenses related to severance costs from executives who left the company in 2006 and a reduction in corporate bonus paid in 2007.

          Depreciation and amortization expense increased by $16.2 million compared to 2006, which reflects the significant capital expenditures spent in connection with our renovation program in 2006 and 2007.

Net interest expense decreased by $18.4 million in 2007 compared to 2006. The principal reason for the reduction in interest expense is attributed to reduction in average debt outstanding from $1.4 billion in 2006 to $1.3 billion in 2007 and a 55 basis point decrease in our weighted average interest rate. During 2006, we refinanced $415 million of our senior notes and $138.9 million of our mortgage debt at lower interest rates, and we recognized a full year benefit from this in 2007.

The early retirement of debt in 2006 resulted in net debt extinguishment costs of $15.6 million, of which $1.3 million was recorded in discontinued operations. The early retirement of debt in 2007 resulted in debt extinguishment costs of $0.9 million, all of which was recorded in discontinued operations.           Equity in income from unconsolidated entities was $20.4 million in 2007 compared to $11.5 million in 2006. That increase reflects improved RevPAR and a $10.8 million net gain from the sale of two unconsolidated hotels in 2007.

          In 2007, we completed construction of our 184-unit Royale Palms condominium project in Myrtle Beach, South Carolina. Through December 31, 2007, we sold 179 of the units and recognized a gain of $18.6 million.

          Discontinued operations provided net income of $35.2 million in 2007 compared to $44.2 million in 2006. Included in discontinued operations at December 31, 2007 and 2006, are the operating income or loss, direct interest costs and gains on sale related to the 11 hotels sold in 2007 and 31 hotels sold in 2006. Gains on sale aggregating $28.0 million and $43.2 million were included in 2007 and 2006 income from discontinued operations, respectively.

Non-GAAP Financial Measures

We refer in this Annual Report to certain “non-GAAP financial measures.” These measures, including FFO, Same-Store FFO, EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles, or GAAP. The following tables reconcile each of these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and of the limitations upon such measures.

The following tables detail our computation of FFO (in thousands, except for per unit data):

Reconciliation of Net Income (Loss) to FFO

(in thousands, except per unit data)

	Year Ended December 31,
	2008			2007			2006
	Dollars	Units	Per Unit Amount	Dollars	Units	Per Unit Amount	Dollars	Units	Per Unit Amount
Net income (loss)	$(120,487)			$89,824			$50,256
Noncontrolling interests	(1,191)			309			1,068
Preferred distributions	(38,713)			(38,713)			(38,713)
Net income (loss) attributable to FelCor LP common unitholders	(160,391)			51,420			12,611
Less: Dividends declared on FelCor’s unvested restricted stock	(1,041)			(1,011)			(612)
Numerator for basic and diluted income (loss) available to FelCor LP common unitholders	(161,432)	63,178	$(2.56)	50,409	62,973	$0.80	11,999	62,598	$0.19
Depreciation and amortization, continuing operations	141,668	-	2.24	110,751	-	1.76	94,579	-	1.51
Depreciation, unconsolidated entities and discontinued operations	14,163	-	0.23	12,071	-	0.19	26,911	-	0.43
Gain on involuntary conversion	(3,095)	-	(0.05)	-	-	-	-	-	-
Gain on sale of hotels, net of income tax and noncontrolling interests	(1,193)	-	(0.02)	(27,330)	-	(0.44)	(40,650)	-	(0.65)
Gain on sale of hotels in unconsolidated entities	-	-	-	(10,993)	-	(0.17)	-	-	-
Conversion of FelCor options and unvested restricted stock	1,041	-	0.02	1,011	278	0.01	612	327	0.01
FFO	(8,848)	63,178	(0.14)	135,919	63,251	2.15	93,451	62,925	1.49
FFO from discontinued operations	13	-	-	(7,565)	-	(0.12)	(35,111)	-	(0.56)
FFO from acquired hotels(a)	-	-	-	2,453	-	0.03	5,108	-	0.08
Gain on sale of condominiums	-	-	-	(18,622)	-	(0.29)	-	-	-
Same-Store FFO	$(8,835)	63,178	$(0.14)	$112,185	63,251	$1.77	$63,448	62,925	$1.01

(a)	We have included amounts for two hotels acquired in December 2007, prior to our ownership of these hotels, for comparison purposes.

Reconciliation of Net Income (Loss) to FFO

(in thousands, except per unit data)

	Year Ended December 31,
	2005			2004
	Dollars	Units	Per Unit Amount	Dollars	Units	Per Unit Amount
Net income (loss)	$(274,910)			$(107,502)
Noncontrolling interests	9,618			694
Preferred distributions	(39,408)			(35,130)
Issuance costs of redeemed preferred units	(6,522)			-
Net income (loss) attributable to FelCor LP common unitholders	(311,222)			(141,938)
Less: Dividends declared on FelCor’s unvested restricted stock	(113)			-
Numerator for basic and diluted income (loss) available to FelCor LP common unitholders	(311,335)	62,214	$(5.00)	(141,938)	61,984	$(2.29)
Depreciation and amortization, continuing operations	84,448	-	1.36	78,116	-	1.26
Depreciation, unconsolidated entities and discontinued operations	47,759	-	0.77	52,636	-	0.85
Gain on sale of hotels, net of income tax and noncontrolling interests	(12,124)	-	(0.20)	(19,422)	-	(0.31)
Conversion of FelCor options and unvested restricted stock	113	-	-	-	-	-
FFO	$(191,139)	62,214	$(3.07)	$(30,608)	61,984	$(0.49)

FFO has not been adjusted for the following amounts included in net income (loss) (in thousands, except for per unit amounts):

	Year Ended December 31,
	2008		2007		2006
	Dollars	Per Unit Amount(a)	Dollars	Per Unit Amount(a)	Dollars	Per Unit Amount(a)
Impairment loss, net of noncontrolling interests	$(107,963)	$(1.71)	$-	$-	$(15,547)	$(0.24)
Impairment loss on unconsolidated hotels	(12,696)	(0.20)	-	-	-	-
Hurricane loss	(1,669)	(0.03)	-	-	-	-
Hurricane loss on unconsolidated hotels	(50)	-	-	-	-	-
Liquidated damages	(11,060)	(0.17)	-	-	-	-
Charges related to debt extinguishment, net of noncontrolling interests	-	-	(811)	(0.01)	(15,757)	(0.25)
Conversion costs	(507)	(0.01)	(491)	(0.01)	-	-
Severance cost, net of noncontrolling interests	(850)	(0.01)	-	-	-	-
Abandoned projects	-	-	(22)	-	(112)	-

Reconciliation of Net Income (Loss) to FFO

(in thousands, except per unit data)

	Year Ended December 31,
	2005		2004
	Dollars	Per Unit Amount(a)	Dollars	Per Unit Amount(a)
Impairment loss, net of noncontrolling interests	$(257,775)	$(4.15)	$(38,289)	$(0.62)
Charges related to debt extinguishment, net of noncontrolling interests	(11,300)	(0.18)	(50,171)	(0.79)
Hurricane loss	(6,481)	(0.10)	(2,125)	(0.03)
Abandoned projects	(265)	-	-	-
Asset disposition costs	(1,300)	(0.02)	(4,900)	(0.08)
Issuance costs of redeemed preferred units	(6,522)	(0.10)	-	-

(a)	The denominator for per unit information in this table uses weighted average units outstanding in accordance with GAAP.

The following table details our computation of EBITDA (in thousands):

Reconciliation of Net Income (Loss) to EBITDA

(in thousands)

	Year Ended December 31,
	2008	2007	2006	2005	2004
Net income (loss)	$(120,487)	$89,824	$50,256	$(274,910)	$(107,502)
Depreciation and amortization, continuing operations	141,668	110,751	94,579	84,448	78,116
Depreciation, unconsolidated entities and discontinued operations	14,163	12,071	26,911	47,759	52,636
Interest expense	100,411	98,929	114,909	125,707	138,872
Interest expense, unconsolidated entities and discontinued operations	6,237	5,987	7,657	16,949	19,189
Amortization of FelCor’s stock compensation	4,451	4,255	5,080	2,904	2,945
Noncontrolling interests	(1,191)	309	1,068	9,618	694
EBITDA	145,252	322,126	300,460	$12,475	$184,950
EBITDA from discontinued operations	13	(6,868)	(35,360)
EBITDA from acquired hotels(a)	-	14,400	13,147
Gain on sale of condominiums	-	(18,622)	-
Same-Store EBITDA	$145,265	$311,036	$278,247

(a)	We have included amounts for the two hotels acquired in December 2007, prior to our ownership of these hotels, for comparison purposes.

Reconciliation of Net Income (Loss) to EBITDA

(in thousands)

EBITDA has not been adjusted for the following amounts included in net income (loss) (in thousands):

	Year Ended December 31,
	2008	2007	2006	2005	2004
Impairment loss, net of noncontrolling interests	$(107,963)	$-	$(15,547)	$(257,775)	$(38,289)
Impairment loss on unconsolidated hotels	(12,696)	-	-	-	-
Hurricane loss	(1,669)	-	-	(6,481)	(2,125)
Hurricane loss on unconsolidated hotels	(50)	-	-	-	-
Liquidated damages	(11,060)	-	-	-	-
Charges related to debt extinguishment, net of noncontrolling interests	-	(811)	(15,757)	(11,300)	(50,171)
Conversion costs	(507)	(491)	-	-	-
Severance costs, net of noncontrolling interests	(850)	-	-	-	-
Asset disposition costs	-	-	-	(1,300)	(4,900)
Abandoned projects	-	(22)	(112)	(265)	-
Gain on sale of hotels, net of income tax and noncontrolling interests	1,193	27,330	40,650	12,124	19,422
Gain on sale of hotels in unconsolidated entities	-	10,993	-	-	-
Gain on involuntary conversion	3,095	-	-	-	-

Hotel EBITDA and Hotel EBITDA Margin

(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
Continuing Operations
Total revenue	$1,129,776	$1,021,884	$991,038
Other revenue	(2,983)	(3,089)	(79)
Revenue from acquired hotels(a)	-	94,164	94,173
Hotel revenue	1,126,793	1,112,959	1,085,132
Same-Store hotel operating expenses(a)	(810,836)	(804,846)	(779,566)
Hotel EBITDA	$315,957	$308,113	$305,566
Hotel EBITDA margin(b)	28.0%	27.7%	28.2%

(a)	We have included amounts for two hotels acquired in December 2007, prior to our ownership of these hotels, for comparison purposes.
(b)	Hotel EBITDA as a percentage of hotel revenue.

Reconciliation of Total Operating Expenses to Same-Store Hotel Operating Expenses

(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
Total operating expenses	$1,144,817	$913,714	$871,241
Unconsolidated taxes, insurance and lease expense	8,212	7,314	6,273
Consolidated hotel lease expense	(54,266)	(61,652)	(61,054)
Corporate expenses	(20,698)	(20,718)	(23,308)
Depreciation and amortization	(141,668)	(110,751)	(94,579)
Impairment loss	(107,963)	-	-
Liquidated damages	(11,060)	-	-
Other expenses	(6,538)	(2,825)	(33)
Expenses from acquired hotels(a)	-	79,764	81,026
Same-Store hotel operating expenses	$810,836	$804,846	$779,566

(a)	We have included amounts for two hotels acquired in December 2007, prior to our ownership of these hotels, for comparison purposes.

Reconciliation of Net Income (Loss) to Hotel EBITDA

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Net income (loss)	$(120,487)	$89,824	$50,256
Discontinued operations	(1,180)	(35,164)	(44,199)
EBITDA from acquired hotels(a)	-	14,400	13,147
Equity in loss (income) from unconsolidated entities	10,932	(20,357)	(11,537)
Consolidated hotel lease expense	54,266	61,652	61,054
Unconsolidated taxes, insurance and lease expense	(8,212)	(7,314)	(6,273)
Interest expense, net	98,789	92,489	110,867
Impairment loss	107,963	-	-
Liquidated damages	11,060	-	-
Charges related to debt extinguishment	-	-	14,318
Corporate expenses	20,698	20,718	23,308
Depreciation and amortization	141,668	110,751	94,579
Retail space rental and other revenue	(2,983)	(3,089)	(79)
Other expenses	6,538	2,825	33
Gain on involuntary conversion	(3,095)	-	-
Gain on sale of condominiums	-	(18,622)	-
Loss on sale of assets	-	-	92
Hotel EBITDA	$315,957	$308,113	$305,566

(a)	We have included amounts for two hotels acquired in December 2007, prior to our ownership of these hotels, for comparison purposes.

Reconciliation of Ratio of Operating Income (Loss) to Total Revenues to Hotel EBITDA Margin

	Year Ended December 31,
	2008	2007	2006
Ratio of operating income (loss) to total revenues	(1.3)%	10.6%	12.1%
Other revenue	(0.3)	(0.3)	-
Revenue from acquired hotels(a)	-	7.6	7.8
Unconsolidated taxes, insurance and lease expense	(0.7)	(0.7)	(0.6)
Consolidated lease expense	4.8	5.5	5.6
Other expenses	0.6	0.3	-
Corporate expenses	1.8	1.9	2.1
Depreciation and amortization	12.5	9.9	8.7
Impairment loss	9.6	-	-
Liquidated damages	1.0	-	-
Expenses from acquired hotels(a)	-	(7.1)	(7.5)
Hotel EBITDA margin	28.0%	27.7%	28.2%

(a)	We have included amounts for two hotels acquired in December 2007, prior to our ownership of these hotels, for comparison purposes.

          Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminish predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin, are not measures of operating performance under GAAP. However, we and FelCor consider these non-GAAP measures to be supplemental measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of FelCor’s and our operating performance.

FFO and EBITDA

The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.  We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by others that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.

          To derive same-store comparisons, we have adjusted FFO and EBITDA to remove discontinued operations and gains on sales of condominium units; and have added the historical results of operations from the two hotels acquired in December 2007.

Hotel EBITDA and Hotel EBITDA Margin

Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the hotel industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, using these measures facilitates comparisons with hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating corporate-level expenses, depreciation and amortization, and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information into the ongoing operational performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets, and implicitly assume that the value of real estate assets diminishes predictably over time, accurately reflect an adjustment in the value of our assets. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by noncontrolling interest expense and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our Consolidated Hotels. Hotel EBITDA and Hotel EBITDA margins are presented on a same-store basis including the historical results of operations from the two hotels acquired in December 2007.

Use and Limitations of Non-GAAP Measures

FelCor’s management and Board of Directors use FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin to evaluate the performance of our hotels and to facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital intensive companies. We use Hotel EBITDA and Hotel EBITDA margin in evaluating hotel-level performance and the operating efficiency of our hotel managers.

The use of these non-GAAP financial measures has certain limitations. FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin, as presented by us, may not be comparable to FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin as calculated by other real estate companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation, interest and capital expenditures. FelCor’s management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, FFO per unit or EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions or service our debt. FFO per unit does not measure, and should not be used as a measure of, amounts that accrue directly to the benefit of unitholders. FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Liquidity and Capital Resources

Hotel operations provide most of the cash needed to meet our cash requirements, including distributions to unitholders and repayments of indebtedness. In 2008, our net cash flow provided by operating activities, consisting primarily of hotel operations, was $153.2 million. At December 31, 2008, we had cash on hand of $50.2 million, including approximately $33.2 million held pursuant to management agreements with our independent management companies to meet minimum working capital requirements.

          In 2008, we declared and paid common distributions of $0.85 per unit in the aggregate. We suspended payment of our quarterly common distribution in December 2008 in light of the deepening recession, the attendant impact on our industry and FelCor LP, and the severe contraction in the capital markets. FelCor’s Board of Directors will determine the amount of future common and preferred distributions for each quarter, based upon various factors including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as the minimum REIT distribution requirements.

We have $132 million of non-recourse mortgage debt, in the aggregate, that matures in 2009.  Of this debt, a $117 million loan, secured by seven hotels, matures in April 2009.  At the time of this filing we have agreed in principle on the material terms to refinance this loan for five years with Prudential Mortgage Capital, one of the current lenders (with respect to which we have paid a non-refundable $300,000 portion of the origination fee) and are negotiating final documentation. We expect to close the refinancing prior to maturity, subject to documentation, due diligence and customary conditions.  We have a variety of financing alternatives in the unlikely event that we are unable to refinance this loan. We also have two other non-recourse mortgage loans aggregating $15 million, secured by two hotels, that mature in 2009; we expect to repay these loans through a combination of cash on hand and borrowings.

We have agreed in principle on the material terms of a new $200 million term loan, which would be secured by first mortgages on eight currently unencumbered hotels and, assuming all extension options are exercised, will not mature until 2013. This loan would contain no corporate financial covenants and would only be recourse to the borrower, a to-be-formed wholly-owned subsidiary. The material terms of this loan have been approved by JPMorgan Securities Inc. as lead arranger, and JPMorgan Chase Bank, N.A. as administrative agent, which will provide a portion of the loan.  Proceeds from this loan will be used for general working capital purposes and to repay the outstanding balance on our line of credit (which will be cancelled upon repayment).  We expect to close this new loan, subject to other lenders’ approval, documentation, due diligence and customary conditions, by the end of April.

Our line of credit contains certain restrictive financial covenants, such as a minimum leverage ratio (65%), a minimum fixed charge coverage ratio (1.5 to 1.0), and a minimum unencumbered leverage ratio (60%). At the date of this filing we were in compliance with all of these covenants. Our compliance with these covenants in future periods will depend substantially on the financial results of our hotels. If current financial market conditions persist and our business continues to deteriorate, we may breach one or more of our financial covenants.

If we are unable to repay our line of credit, and we breach one or more of these financial covenants, we would be in default, which could allow the lenders to demand payment of all amounts outstanding under our line of credit. Additionally, a demand for payment following a financial covenant default by our lenders constitutes an event of default under the indentures governing our senior notes, which in turn, could accelerate our obligation to repay the amounts outstanding under our senior notes. While we believe that we will successfully close our new secured term loan, as discussed above, we have several other alternatives available to ensure continued compliance with our financial covenants or repay our line of credit, including identifying other sources of debt or equity financing, selling unencumbered hotels and/or implementing additional cost cutting measures. Of course, we can provide no assurance that we will be able to close our new secured term loan, identify additional sources of debt or equity financing or sell hotels on terms that are favorable or otherwise acceptable to us.

We currently expect approximately $97 to $112 million of cash flow provided by operating activities for 2009. This forecast assumes RevPAR decreases 10% to 13% and Hotel EBITDA margins decreases by approximately 350 to 450 basis points. Our current operating plan contemplates that we will make no common distribution payments, $39 million of preferred distribution payments, $11 million in normal recurring principal payments and $15 million repayment of maturing mortgage debt, leaving approximately $32 million to $47 million in surplus cash flow (before capital expenditures or additional debt reduction). In 2009, we plan to spend approximately $84 million on capital expenditures, which will be funded from operating cash flow and borrowings.

In 2008, we identified two Holiday Inn hotels in Florida operating under management agreements with IHG as candidates to be sold.  These hotels were originally designated for redevelopment with condominiums, but market conditions in Florida no longer make these condominium projects feasible. We also determined that the major capital expenditures necessary to retain the Holiday Inn flags at these hotels were not in the best interests of our unitholders, given the shortened hold period for these hotels.  We have agreed with IHG that the management agreements for one hotel will be terminated June 30, 2009, and the other hotel will be terminated December 31, 2009.  Following termination (or earlier sale) of each hotel, we will be required to pay replacement management fees for up to one year and liquidated damages (net of any replacement management fees previously paid) at the end of that year;  or reinvest in another hotel to be managed by IHG and carrying an IHG brand.  Given the current state of the economy and the market for hotel acquisitions, sale of either hotel or substitution of a replacement hotel appear unlikely prior to the relevant dates, and we will likely have to pay IHG at least some portion of replacement management fees and/or liquidated damages. Liquidated damages are computed based on operating results of a hotel prior to termination, and we expect that the aggregate liability related to these hotels, if paid, could be approximately $11 million.  We have accrued the full amount of liquidated damages in 2008.

          The capital markets, and our access to financing on reasonably acceptable terms or not at all, have historically been affected by external events and circumstances, including the current recession, major bank failures, the subprime mortgage crisis, rising unemployment, shrinking GDP, acts of terrorism, etc. Events, or circumstances of similar magnitude or impact, could adversely affect the availability and cost of our capital going forward. In addition, if the recession in the overall economy and the lodging industry continues, our operating cash flow and the availability and cost of capital for our business will be adversely affected.

          We are subject to increases in hotel operating expenses, including wage and benefit costs, repair and maintenance expenses, utilities and insurance expenses, that can fluctuate disproportionately to revenues. Operating expenses are difficult to predict and control, which can produce volatility in our operating results. If our hotel RevPAR decreases and/or Hotel EBITDA margins shrink, our operations, earnings and/or cash flow could be adversely effected.

          During 2008, we spent $156.2 million in capital expenditures on our consolidated and unconsolidated hotels, including our pro rata share of joint venture capital expenditures. This amount includes both renovation and redevelopment projects.

          We capitalize interest and certain other costs, such as property taxes, land leases, property insurance and employee costs relating to hotels undergoing major renovations and redevelopments. We cease capitalizing these costs to projects when construction is substantially complete. In 2008, 2007, and 2006, we capitalized $6.8 million, $12.5 million and $10.6 million of such costs, respectively. Because of the reduced level of renovation work compared to prior years, we expect to capitalize less of these costs in 2009.

Debt

          Line of Credit. At December 31, 2008, we had $113 million outstanding under our line of credit and the interest rate on our line of credit was LIBOR plus 0.80%. Under some circumstances we may be restricted from drawing the full amount under our line of credit.

Our $250 million line of credit contains certain restrictive financial covenants, including a leverage ratio, fixed charge coverage ratio, unencumbered leverage ratio and maximum payout ratio. The interest rate on our line can range from 80 to 150 basis points over LIBOR, based on our leverage ratio as defined in our line of credit agreement. In addition to financial covenants, our line of credit includes certain other affirmative and negative covenants, including restrictions on our ability to create or acquire wholly-owned subsidiaries; restrictions on the operation/ownership of our hotels; limitations on our ability to lease property or guarantee leases of other persons; limitations on our ability to make restricted payments (such as distributions on common and preferred units, FelCor share repurchases and certain investments); limitations on our ability to merge or consolidate with other persons, to issue stock of our subsidiaries and to sell all or substantially all of our assets; restrictions on our ability to make investments in condominium developments; limitations on our ability to change the nature of our business; limitations on our ability to modify certain instruments, to create liens, to enter into transactions with affiliates; and limitations on our ability to enter into joint ventures.  At the date of this filing, we were in compliance with all of these covenants. Our compliance with these covenants in future periods will depend substantially on the financial results of our hotels. If current financial market conditions persist and our business continues to deteriorate, we may breach one or more of our financial covenants.

Our other borrowings contain affirmative and negative covenants that are generally equal to or less restrictive than our line of credit. Payment of amounts due under our line of credit is guaranteed by us and certain of our subsidiaries who also guarantee payment of our senior notes and payment is secured by a pledge of FelCor’s limited partnership interest in us.

Mortgage Debt. At December 31, 2008, we had aggregate mortgage indebtedness of approximately $924.3 million that was secured by 44 of our consolidated hotels with an aggregate book value of approximately $1.4 billion. Our hotel mortgage debt is recourse solely to the specific assets securing the debt, except in the case of fraud, misapplication of funds and other customary recourse carve-out provisions. Loans secured by four hotels provide for lock-box arrangements under certain circumstances.

With respect to two of these loans, we are permitted to retain 115% of budgeted hotel operating expenses, but the remaining revenues would become subject to a lock-box arrangement if a specified debt service coverage ratio is not met. These hotels currently exceed the minimum debt service coverage ratio, however, under the terms of the loan agreement, the lock-box provisions remain in place until the loan is repaid. None of these hotels has ever fallen below the debt service coverage ratio.

          With respect to the mortgage debt at two of our hotels, all cash from the hotels in excess of operating expenses, taxes, insurance and capital expenditure reserves is subject to lock-box arrangements. In each case, the lender holds lock-box funds that are first applied to meet current debt service obligations and any excess funds are held in the lock-box account until the relevant hotel meets or exceeds a debt service coverage ratio of 1.1:1. At December 31, 2008, the debt service coverage ratio for both hotels was above 1.1:1.

Our hotel mortgage debt is non-recourse to us and contains provisions allowing for the substitution of collateral upon satisfaction of certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment, yield maintenance or defeasance obligations.

          Senior Notes. Our publicly-traded senior notes require that we satisfy total leverage, secured leverage and interest coverage tests in order to: incur additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; pay distributions in excess of the minimum distributions required to meet FelCor’s REIT qualification test; repurchase FelCor’s capital stock; or merge. As of the date of this filing, we have satisfied all such tests. Under the terms of one of our indentures, we are prohibited from repurchasing any of FelCor’s capital stock, whether common or preferred, subject to certain exceptions, so long as our debt-to-EBITDA ratio, as defined in the indentures, exceeds 4.85 to 1, which it does at the date of this filing. Debt, as defined in the indentures, approximates our consolidated debt. EBITDA is defined in the indentures as consolidated GAAP net income, actual cash distributions by unconsolidated entities, gains or losses from asset sales, distributions on preferred units and extraordinary gains and losses (as defined at the date of the indentures), plus interest expense, income taxes, depreciation expense, amortization expense and other non-cash items. In addition, if we were unable to continue to satisfy the incurrence test under the indentures governing our senior notes, we may be prohibited from, among other things, incurring any additional indebtedness, except under certain specific exceptions,or paying distributions on our preferred or common units, except to the extent necessary to satisfy FelCor’s REIT qualification requirement that it distribute currently at least 90% of its taxable income.

Interest Rate Caps. To fulfill requirements under certain loans, we owned interest rate caps with aggregate notional amounts of $427.2 million as of December 31, 2008 and 2007. These interest rate cap agreements have not been designated as hedges and have insignificant fair values at both December 31, 2008 and 2007, resulting in no significant net earnings impact.

The following table details our consolidated debt outstanding at December 31, 2008 and 2007 (in thousands):

		Interest Rate at		Balance Outstanding
	Encumbered	December 31,		December 31,
	Hotels	2008	Maturity Date	2008	2007
Senior term notes	none	8.50%(a)	June 2011	$299,414	$299,163
Senior term notes	none	L + 1.875	December 2011	215,000	215,000
Line of credit(b)	none	L + 0.80	August 2011	113,000	-
Other	none	-	July 2008	-	8,350
Total line of credit and senior debt(c)		5.53		627,414	522,513

Mortgage debt	12 hotels	L + 0.93(d)	November 2011(e)	250,000	250,000
Mortgage debt	2 hotels	L + 1.55(f)	May 2012(g)	176,267	175,980
Mortgage debt	8 hotels	8.70	May 2010	162,250	165,981
Mortgage debt	7 hotels	7.32	April 2009	117,131	120,827
Mortgage debt	6 hotels	8.73	May 2010	116,285	119,568
Mortgage debt	5 hotels	6.66	June – August 2014	72,517	73,988
Mortgage debt	2 hotels	6.15	June 2009	14,641	15,099
Mortgage debt	1 hotel	5.81	July 2016	12,137	12,509
Mortgage debt	-	-	August 2008	-	15,500
Other	1 hotel	various	various	3,044	3,642
Total mortgage debt(c)	44 hotels	5.03		924,272	953,094
Total		5.23%		$1,551,686	$1,475,607

(a)

Effective February 13, our senior notes were rated B1 and B+ by Moody’s Investor Service and Standard & Poor’s Rating Services, respectively. As a result, the interest rate on $300 million of our Senior Notes due 2011 was increased by 50 basis points to 9.0%. When either Moody’s or Standard & Poor’s increases our senior note ratings, the interest rate will decrease to 8.5%.

(b)

We have a $250 million line of credit, of which we had $113 million outstanding at December 31, 2008. The interest rate can range from 80 to 150 basis points over LIBOR, based on our leverage ratio as defined in our line of credit agreement.

(c)	Interest rates are calculated based on the weighted average debt outstanding at December 31, 2008.
(d)	We have purchased an interest rate cap at 7.8% that expires in November 2009 for the notional amount of this debt.
(e)

The maturity date assumes that we will exercise the remaining two successive one-year extension options that permit, at our sole discretion, the current November 2009 maturity to be extended to 2011. In July 2008, we exercised our first one-year option to extend the maturity to November 2009, and we expect to exercise the remaining options when timely.

(f)	We have purchased interest rate caps at 6.25% that expire in May 2009 for $177 million aggregate notional amounts.
(g)

The maturity date assumes that we will exercise three successive one-year extension options that permit, at our sole discretion, the original May 2009 maturity to be extended to 2012, and we expect to exercise the options when timely.

Contractual Obligations

          We have obligations and commitments to make certain future payments under debt agreements and various contracts. The following schedule details these obligations at December 31, 2008 (in thousands):

	Total	Less Than 1 Year	1 – 3 Years		4 – 5 Years	After 5 Years
Debt(a)	$1,736,517	$218,590	$1,245,752	(b)	$194,775	$77,400
Operating leases	357,005	33,831	63,365		43,178	216,631
Purchase obligations	62,305	62,305	-		-	-
IHG liquidated damages	11,060	439	10,621		-	-
Total contractual obligations	$2,166,887	$315,165	$1,319,738		$237,953	$294,031

(a)

Our long-term debt consists of both secured and unsecured debt and includes both principal and interest. Interest expense for variable rate debt was calculated using the interest rate at December 31, 2008.

(b)

Assumes the extension through November 2011, at our option, of $250 million of debt with a current maturity of November 2009 and the extension through May 2012, at our option, of $176 million of debt with a current maturity of May 2009.

Off-Balance Sheet Arrangements

          At December 31, 2008, we had unconsolidated 50% investments in ventures that own an aggregate of 17 hotels (referred to as hotel joint ventures), and we had unconsolidated 50% investments in ventures that operate three of those 17 hotels (referred to as operating joint ventures). Of the remaining 14 joint venture hotels, we own approximately 51% of the lessees operating 13 hotels and one hotel joint venture is operated without a lease. We also owned a 50% interest in entities that provide condominium management services and develop condominiums in Myrtle Beach, South Carolina. None of FelCor’s directors, officers or employees owns any interest in any of these joint ventures or entities. The hotel joint ventures had $224.4 million of non-recourse mortgage debt relating to these 17 hotels, of which our pro rata portion was $112.2 million, none of which is reflected as a liability on our consolidated balance sheet. Our liabilities with regard to non-recourse debt and the liabilities of our subsidiaries that are members or partners in joint ventures are generally limited to guarantees of the borrowing entity’s obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds by the venture and other typical exceptions from the non-recourse provisions in the mortgages, such as for environmental liabilities.

          We have recorded equity in income (loss) of unconsolidated entities of $(10.9) million; $20.4 million; and $11.5 million for the years ended December 31, 2008, 2007 and 2006, respectively, and received distributions of $27.8 million (of which $3.0 million was provided from operations), $9.8 million (of which $0.9 million was provided from operations), and $9.3 million (of which $3.6 million was provided from operations) for the years 2008, 2007 and 2006, respectively. The principal source of income for our hotel joint ventures is percentage lease revenue from their operating lessees.

Capital expenditures on the hotels owned by our hotel joint ventures are generally funded from the income from operations of these ventures. However, if a venture has insufficient cash flow to meet operating expenses or make necessary capital improvements, the venture may make a capital call upon the venture members or partners to fund such necessary improvements. It is possible that, in the event of a capital call, the other joint venture member or partner may be unwilling or unable to make the necessary capital contributions. Under such circumstances, we may elect to make the other party’s contribution as a loan to the venture or as an additional capital contribution by us. Under certain circumstances, a capital contribution by us may increase our equity investment to greater than 50% and may require that we consolidate the venture, including all of its assets and liabilities, into our consolidated financial statements.

With respect to those ventures that are partnerships, the hotels owned by these ventures could perform below expectations and result in the insolvency of the ventures and the acceleration of their debts, unless the members or partners provide additional capital. In some ventures, the members or partners may be required to make additional capital contributions or have their interest in the venture be reduced or offset for the benefit of any party making the required investment on their behalf. We may be faced with the choice of losing our investment in a venture or investing additional capital under circumstances that do not assure a return on that investment.

Inflation

          Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, require us to reduce room rates in the near term and may limit our ability to raise room rates in the future. We are also subject to the risk that inflation will cause increases in hotel operating expenses disproportionately to revenues.

Seasonality

          The lodging business is seasonal in nature. Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at our hotels can be expected to cause quarterly fluctuations in our revenues. Quarterly earnings also may be adversely affected by events beyond our control, such as extreme weather conditions, economic factors and other considerations affecting travel. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenues, we may utilize cash on hand or borrowings to satisfy our obligations or make distributions to our equity holders.

Critical Accounting Policies and Estimates

          Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

          On an on-going basis, we evaluate our estimates, including those related to bad debts, the carrying value of investments in hotels, litigation, and other contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

          We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our consolidated financial statements.

•

We are required by GAAP to record an impairment charge when we believe that an investment in one or more of our hotels held for investment has been impaired, such that future undiscounted cash flows would not recover the book basis, or net book value, of the investment. We test for impairment when certain events occur, including one or more of the following: projected cash flows are significantly less than recent historical cash flows; significant changes in legal factors or actions by a regulator that could affect the value of our hotels; events that could cause changes or uncertainty in travel patterns; and a current expectation that, more likely than not, a hotel will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. In the evaluation of impairment of our hotels, and in establishing impairment charges, we made many assumptions and estimates on a hotel by hotel basis, which included the following:

o Annual cash flow growth rates for revenues and expenses;
o Holding periods;
o Expected remaining useful lives of assets;
o Estimates in fair values taking into consideration future cash flows, capitalization rates, discount rates and comparable selling prices; and
o Future capital expenditures.

We are also required under GAAP to record an impairment charge when one or more of our investments in unconsolidated subsidiaries experiences an other-than-temporary decline in fair value. Any decline in fair value that is not expected to be recovered in the next 12 months is considered other-than-temporary. We record an impairment in our equity based investments as a reduction in the carrying value of the investment. Our estimates of fair values are based on future cash flow estimates, capitalization rates, discount rates and comparable selling prices.

Changes in these estimates, future adverse changes in market conditions or poor operating results of underlying hotels could result in an inability to recover the carrying value of our hotels or investments in unconsolidated entities, thereby requiring future impairment charges.

•

We capitalize interest and certain other costs, such as property taxes, land leases, and property insurance and employee costs related to hotels undergoing major renovations and redevelopments. Such costs capitalized in 2008, 2007 and 2006 were $6.8 million, $12.5 million and $10.6 million, respectively. We make estimates with regard to when components of the renovated asset or redevelopment project are taken out of service or placed in service when determining the appropriate amount and time to capitalize these costs. If these estimates are inaccurate, we could capitalize too much or too little with regard to a particular project.

•

Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While we believe our estimates are reasonable, a change in the estimated lives could affect depreciation and amortization expense and net income (loss) or the gain or loss on the sale of any of our hotels.

•

Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets and assumed debt and other liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Any remaining unallocated acquisition costs are treated as goodwill. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations prepared by management and/or independent third parties. Identifiable intangible assets (typically contracts including ground and retail leases and management and franchise agreements) are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contr act values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources such as those obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations.

•

We make estimates with respect to contingent liabilities for losses covered by insurance in accordance with Financial Accounting Standard 5, “Accounting for Contingencies” (FAS 5). We record liabilities for self insured losses under our insurance programs when it becomes probable that an asset has been impaired or a liability has been incurred at the date of our financial statements and the amount of the loss can be reasonably estimated. We are self-insured for the first $250,000, per occurrence, of our general liability claims with regard to 60 of our hotels. We review the adequacy of our reserves for our self-insured claims on a regular basis. Our reserves are intended to cover the estimated ultimate uninsured liability for losses with respect to reported and unreported claims incurred at the end of each accounting period. These reserves represent estimates at a given date, generally utilizing projections based on claims, historical settlement of claims and estimates of future costs to settle claims. Estimates are also required since there may be delays in reporting. Because establishment of insurance reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient. If our insurance reserves of $4.2 million, at December 31, 2008, for general liability losses are insufficient, we will record an additional expense in future periods. Property and catastrophic losses are event-driven losses and, as such, until a loss occurs and the amount of loss can be reasonably estimated, no liability is recorded. We had recorded no contingent liabilities with regard to property or catastrophic losses at December 31, 2008.

•

Our Taxable REIT Subsidiaries, or TRSs, have cumulative potential future tax deductions totaling $344.1 million. The net deferred income tax asset associated with these potential future tax deductions was $137.9 million. We have recorded a valuation allowance equal to 100% of our $137.9 million deferred tax asset related to our TRSs, because of the uncertainty of realizing the benefit of the deferred tax asset. SFAS 109, “Accounting for Income Taxes,” establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. In accordance with SFAS 109, we have con sidered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we were to determine that we would be able to realize all or a portion of our deferred tax assets in the future, an adjustment to the deferred tax asset would increase operating income in the period such determination was made.

Recent Changes to Accounting Standards

          In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 applies whenever other standards require assets or liabilities to be measured at fair value. SFAS 157 also provides for certain disclosure requirements, including, but not limited to, the valuation techniques used to measure fair value and a discussion of changes in valuation techniques, if any, during the period. This statement was effective for us on January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis, for which the effective date is January 1, 2009. The adoption of this standard as it relates to financial assets and liabilities did not have a material impact on our financial position and results of operations, and we do not believe that the adoption of this standard on January 1, 2009 as it relates to non-financial assets and liabilities will have a material effect on our financial position and results of operations.

          In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes (i.e., unrealized gains and losses) in fair value must be recorded in earnings. Additionally, SFAS 159 allowed for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. This statement was effective for us on January 1, 2008. We did not make the one-time election upon adoption and therefore, we do not believe that the adoption of this standard will have a material effect on our financial position and results of operations.

            In December 2007, the FASB issued Statement No. 141 (revised 2007), "Business Combinations" (SFAS 141(R)), which establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. This statement is effective for us for business combinations for which the acquisition date is on or after January 1, 2009. The adoption of this standard on January 1, 2009 could materially impact our future financial results to the extent that we acquire significant amounts of real estate, as related acquisition costs will be expensed as incurred compared to our prior practice of capitalizing such costs and amortizing them over the estimated useful life of the assets acquired.

          In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51” (SFAS 160), which establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. SFAS 160 is effective for business combinations for which the acquisition date is on or after January 1, 2009. We do not expect the adoption of SFAS 160 will have a significant impact on our results of operations or financial position other than the recharacterization of minority interests.

          In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133” (SFAS 161). SFAS 161 requires enhanced disclosures related to derivative instruments and hedging activities, including disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and the impact of derivative instruments and related hedged items on an entity’s financial position, financial performance and cash flows. SFAS 161 was effective on January 1, 2009. We do not believe that the adoption of this standard will have a material effect on our financial position and results of operation.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

          At December 31, 2008, approximately 51% of our consolidated debt had fixed interest rates. In some cases, market rates of interest are below the rates we are obligated to pay on our fixed-rate debt.

          The following tables provide information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the tables present scheduled maturities and weighted average interest rates, by maturity dates. The fair value of our fixed rate debt indicates the estimated principal amount of debt having the same debt service requirements that could have been borrowed at the date presented, at then current market i nterest rates.

December 31, 2008
	Expected Maturity Date
	2009	2010	2011	2012	2013	Thereafter	Total	Fair Value
Liabilities	(dollars in thousands)
Fixed rate:
Debt	$142,427	$274,014	$303,029	$2,415	$2,590	$73,245	$797,720	$685,512
Average interest rate	7.27%	8.70%	8.49%	6.49%	6.49%	6.54%	8.15%
Floating rate:
Debt	285	-	578,000	177,225	-	-	755,510	565,555
Average interest rate(a)	4.25%	-	3.91%	4.65%	-	-	4.08%
Total debt	$142,712	$274,014	$881,029	$179,640	$2,590	$73,245	$1,553,230
Average interest rate	7.27%	8.70%	5.48%	4.67%	6.49%	6.54%	6.17%
Net discount							(1,544)
Total debt							$1,551,686

(a)	The average floating interest rate represents the implied forward rates in the yield curve at December 31, 2008.

December 31, 2007
	Expected Maturity Date
	2008	2009	2010	2011	2012	Thereafter	Total	Fair Value
Liabilities	(dollars in thousands)
Fixed rate:
Debt	$13,733	$142,240	$274,376	$303,030	$2,415	$75,820	$811,614	$846,556
Average interest rate	7.99%	7.27%	8.70%	8.49%	6.48%	6.53%	8.15%
Floating rate:
Debt	273,850	177,225	-	215,000	-	-	666,075	666,075
Average interest rate(a)	4.90%	5.22%	-	6.48%	-	-	5.49%
Total debt	$287,583	$319,465	$274,376	$518,030	$2,415	$75,820	$1,477,689
Average interest rate	5.05%	6.13%	8.70%	7.65%	6.48%	6.53%	6.95%
Net discount							(2,082)
Total debt							$1,475,607

(a)	The average floating interest rate represents the implied forward rates in the yield curve at December 31, 2007.

Swap contracts contain a credit risk, in that the counterparties may be unable to fulfill the terms of the agreement. We minimize that risk by evaluating the creditworthiness of our counterparties, who are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties. We had no interest rate swap agreements at December 31, 2008 or 2007.

Item 8.	Financial Statements and Supplementary Data

FELCOR LODGING LIMITED PARTNERSHIP

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of FelCor Lodging Trust Incorporated

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows present fairly, in all material respects, the financial position of FelCor Lodging Limited Partnership and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of FelCor Lodging Limited Partnership's 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it computes earnings per unit and the manner in which it accounts for noncontrolling interests effective January 1, 2009.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

February 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for noncontrolling interests, in the computation of earnings per unit and of subsequent events discussed in Notes 2, 17, and 25 as to which the date is August 11, 2009

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

(in thousands)

	2008	2007
Assets
Investment in hotels, net of accumulated depreciation of $816,271 at December 31, 2008 and $694,464 at December 31, 2007	$2,279,026	$2,400,057
Investment in unconsolidated entities	94,506	127,273
Cash and cash equivalents	50,187	57,609
Restricted cash	13,213	14,846
Accounts receivable, net of allowance for doubtful accounts of $521 at December 31, 2008 and $307 at December 31, 2007	35,240	37,871
Deferred expenses, net of accumulated amortization of $13,087 at December 31, 2008 and $10,820 at December 31, 2007	5,556	8,149
Other assets	34,541	38,030
Total assets	$2,512,269	$2,683,835

Liabilities and Capital
Debt, net of discount of $1,544 at December 31, 2008 and $2,082 at December 31, 2007	$1,551,686	$1,475,607
Distributions payable	8,545	30,493
Accrued expenses and other liabilities	132,604	134,159

Total liabilities	1,692,835	1,640,259

Commitments and contingencies

Redeemable units at redemption value, 296 and 1,354 units issued and outstanding at December 31, 2008 and 2007, respectively	545	21,109

Capital:
Preferred units, $0.01 par value, 20,000 units authorized:
Series A Cumulative Convertible Preferred Units, 12,880 units, issued and outstanding at December 31, 2008 and 2007	309,362	309,362
Series C Cumulative Redeemable Preferred Units, 68 units, issued and outstanding at December 31, 2008 and 2007	169,412	169,412
Common units, 69,413 units issued and outstanding at December 31, 2008 and 2007	300,913	490,979
Accumulated other comprehensive income	15,418	27,450

Total FelCor LP partners’ capital	795,105	997,203
Noncontrolling interests	23,784	25,264
Total capital	818,889	1,022,467

Total liabilities and capital	$2,512,269	$2,683,835

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2008, 2007 and 2006

(in thousands, except per unit data)

	2008	2007	2006
Revenues:
Hotel operating revenue	$1,126,793	$1,018,795	$990,959
Other revenue	2,983	3,089	79
Total revenues	1,129,776	1,021,884	991,038

Expenses:
Hotel departmental expenses	382,825	329,436	319,731
Other property operating costs	302,978	275,217	270,301
Management and franchise fees	57,278	53,508	51,237
Taxes, insurance and lease expense	113,809	121,259	112,052
Corporate expenses	20,698	20,718	23,308
Depreciation and amortization	141,668	110,751	94,579
Impairment loss	107,963	-	-
Liquidated damages	11,060	-	-
Other expenses	6,538	2,825	33
Total operating expenses	1,144,817	913,714	871,241

Operating income (loss)	(15,041)	108,170	119,797
Interest expense, net	(98,789)	(92,489)	(110,867)
Charge-off of deferred financing costs	-	-	(3,562)
Loss on early extinguishment of debt	-	-	(12,471)
Gain on swap termination	-	-	1,715

Income (loss) before equity in income of unconsolidated entities, noncontrolling interests and gain on sale of assets	(113,830)	15,681	(5,388)
Equity in income (loss) from unconsolidated entities	(10,932)	20,357	11,537
Gain on involuntary conversion	3,095	-	-
Loss on sale of other assets	-	-	(92)
Gain on sale of condominiums	-	18,622	-
Income (loss) from continuing operations	(121,667)	54,660	6,057
Discontinued operations	1,180	35,164	44,199

Net income (loss)	(120,487)	89,824	50,256
Net loss (income) attributable to noncontrolling interests	(1,191)	309	1,068
Net income (loss) attributable to FelCor LP	(121,678)	90,133	51,324
Preferred distributions	(38,713)	(38,713)	(38,713)

Net income (loss) attributable to FelCor LP common unitholders	$(160,391)	$51,420	$12,611

Basic and diluted per common unit data:
Income (loss) from continuing operations	$(2.57)	$0.24	$(0.51)
Net income (loss)	$(2.56)	$0.80	0.19
Basic weighted average common units outstanding	63,178	62,955	62,598
Diluted weighted average common units outstanding	63,178	62,973	62,598

Cash distributions declared on partnership units	$0.85	$1.20	$0.80

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, 2008, 2007 and 2006

(in thousands)

	2008	2007	2006
Net income (loss)	$(120,487)	$89,824	$50,256
Unrealized holding gains (loss) from interest rate swaps	-	-	(507)
Realized gain from interest rate swaps	-	-	(1,715)
Foreign currency translation adjustment	(12,032)	11,611	(1,541)
Comprehensive income (loss)	(132,519)	101,435	46,493
Comprehensive loss (income) attributable to noncontrolling interests	(1,191)	309	1,068
Comprehensive income (loss) attributable to FelCor LP	$(133,710)	$101,744	$47,561

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CAPITAL

For the years ended December 31, 2008, 2007, and 2006

(in thousands)

	Preferred Units	Partnership Units	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Comprehensive Income (Loss)	Total Capital
Balance at December 31, 2005	$478,774	$511,267	$19,602	$40,014		$1,049,657
FelCor restricted stock compensation	-	4,626	-	-		4,626
Exercise of FelCor stock options	-	2,188	-	-		2,188
Contributions	-	-	-	2,519		2,519
Distributions	-	(88,992)	-	(13,167)		(102,159)
Allocation to redeemable units	-	17,950	-	-		17,950
Other	-	-	-	(126)		(126)
Comprehensive income (loss):
Unrealized loss on hedging transaction	-	-	(507)	-	$(507)
Realized gain on hedging transaction	-	-	(1,715)	-	(1,715)
Foreign exchange translation	-	-	(1,541)	-	(1,541)
Net income	-	51,324	-	(1,068)	50,256
Comprehensive income	-	-	-	-	$46,493	46,493
Balance at December 31, 2006	478,774	498,363	15,839	28,172		1,021,148
FelCor restricted stock compensation	-	2,822	-	-		2,822
Exercise of FelCor stock options	-	6,300	-	-		6,300
Contributions	-	-	-	2,431		2,431
Distributions	-	(115,123)	-	(5,030)		(120,153)
Allocation to redeemable units	-	8,484	-	-		8,484
Comprehensive income (loss):
Foreign exchange translation	-	-	11,611	-	$11,611
Net income	-	90,133	-	(309)	89,824
Comprehensive income	-	-	-	-	$101,435	101,435
Balance at December 31, 2007	478,774	490,979	27,450	25,264		1,022,467
FelCor restricted stock compensation	-	4,956	-	-		4,956
Contributions	-	-	-	565		565
Distributions	-	(93,868)	-	(3,236)		(97,104)
Allocation to redeemable units	-	20,562	-	-		20,562
Costs related to FelCor’s shelf registration	-	(38)	-	-		(38)
Comprehensive income (loss):
Foreign exchange translation	-	-	(12,032)	-	$(12,032)
Net loss	-	(121,678)	-	1,191	(120,487)
Comprehensive loss	-	-	-	-	$(132,519)	(132,519)
Balance at December 31, 2008	$478,774	$300,913	$15,418	$23,784		$818,889

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2008, 2007 and 2006

(in thousands)

	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(120,487)	$89,824	$50,256
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	141,668	110,765	110,274
Gain on involuntary conversion	(3,095)	-	-
Gain on sale of assets	(1,193)	(47,195)	(48,802)
Amortization of deferred financing fees and debt discount	2,959	2,663	4,456
Amortization of unearned officers' and directors' compensation	4,451	4,239	5,080
Equity in (income) loss from unconsolidated entities	10,932	(20,357)	(11,537)
Distributions of income from unconsolidated entities	2,973	947	3,632
Charges related to early debt extinguishment	-	901	17,344
Impairment loss hotels	107,963	-	16,474
Changes in assets and liabilities:
Accounts receivable	3,675	(19)	12,571
Restricted cash-operations	(71)	3,787	(2,687)
Other assets	(386)	6,564	(9,076)
Accrued expenses and other liabilities	3,774	(14,782)	(285)
Net cash flow provided by operating activities	153,163	137,337	147,700

Cash flows provided by (used in) investing activities:
Acquisition of hotels	-	(50,424)	-
Improvements and additions to hotels	(142,897)	(227,518)	(168,525)
Additions to condominium project	(752)	(8,299)	(51,200)
Proceeds from sale of hotels	-	165,107	346,332
Proceeds from sale of condominiums	-	20,669	-
Proceeds received from property damage insurance	2,005	2,034	7,535
Purchase of investment securities	-	(8,246)	-
Decrease in restricted cash-investing	1,705	7,334	1,008
Redemption of investment securities	5,397	743	-
Cash distributions from unconsolidated entities	24,858	8,812	5,700
Capital contributions to unconsolidated entities	(5,995)	(4,650)	(250)
Net cash flow provided by (used in) investing activities	(115,679)	(94,438)	140,600

Cash flows provided by (used in) financing activities:
Proceeds from borrowings	187,285	25,492	540,494
Repayment of borrowings	(111,744)	(30,312)	(716,006)
Payment of debt issuance costs	(21)	(1,187)	(3,985)
Decrease in restricted cash-financing	-	-	2,825
Exercise of FelCor stock options	-	6,280	2,188
Distributions paid to other partnerships’ noncontrolling interests	(3,236)	(5,030)	(13,167)
Contribution from noncontrolling interest holders	565	2,431	2,519
Distributions paid to preferred unitholders	(38,713)	(38,712)	(38,713)
Distributions paid to common unitholders	(77,245)	(70,080)	(34,829)
Net cash flow used in financing activities	(43,109)	(111,118)	(258,674)

Effect of exchange rate changes on cash	(1,797)	1,649	(11)
Net change in cash and cash equivalents	(7,422)	(66,570)	29,615
Cash and cash equivalents at beginning of periods	57,609	124,179	94,564
Cash and cash equivalents at end of periods	$50,187	$57,609	$124,179

Supplemental cash flow information — Interest paid	$100,505	$101,657	$118,502

The accompanying notes are an integral part of these consolidated financial statements.

1.	Organization

          FelCor Lodging Limited Partnership, or FelCor LP, held ownership interests in 89 hotels with more than 25,000 rooms and suites at December 31, 2008. The sole general partner of FelCor LP is FelCor Lodging Trust Incorporated (NYSE:FCH), or FelCor, a Maryland corporation operating as a real estate investment trust, or REIT. All of FelCor’s operations are conducted solely through FelCor LP and at December 31, 2008, FelCor owned greater than 99% partnership interest in FelCor LP.

Of the 89 hotels in which we had an ownership interest at December 31, 2008, we owned a 100% interest in 66 hotels, a 90% or greater interest in entities owning four hotels, a 75% interest in an entity owning one hotel, a 60% interest in an entity owning one hotel and a 50% interest in entities owning 17 hotels. We leased 88 of our hotels to operating lessees and one 50%-owned hotel is operated without a lease.

We consolidated the operating lessees of 85 of our hotels (which we refer to as our Consolidated Hotels) because of our controlling interest in those operating lessees. These hotels include 13 of the 17 hotels in which we had a 50% ownership interest at December 31, 2008.  The hotel operating revenues and expenses of our other four hotels (in which we had a 50% ownership interest) were not consolidated.

At December 31, 2008, we had an aggregate of 64,519,661 redeemable and common units of FelCor LP outstanding.           The following table illustrates the distribution of our 85 Consolidated Hotels among our premier brands at December 31, 2008:

Brand	Hotels	Rooms
Embassy Suites Hotels	47	12,132
Holiday Inn	17	6,306
Sheraton and Westin	9	3,217
Doubletree	7	1,471
Renaissance and Hotel 480(a)	3	1,324
Hilton	2	559
Total hotels	85

(a)	On April 1, 2009, Hotel 480 is scheduled to be rebranded as a Marriott.

          At December 31, 2008, our Consolidated Hotels were located in the United States (83 hotels in 23 states) and Canada (two hotels in Ontario), with concentrations in California (15 hotels), Florida (14 hotels) and Texas (11 hotels). Approximately 51% of our hotel room revenues were generated from hotels in these three states during 2008.

          At December 31, 2008, of our 85 Consolidated Hotels (i) subsidiaries of Hilton Hotels Corporation, or Hilton, managed 54 hotels, (ii) subsidiaries of InterContinental Hotels Group, or IHG, managed 17 hotels, (iii) subsidiaries of Starwood Hotels & Resorts Worldwide Inc., or Starwood, managed nine hotels, (iv) subsidiaries of Marriott International Inc., or Marriott, managed three hotels, and (iv) independent management companies managed two hotels.

          Our hotels managed by Marriott are accounted for on a fiscal year comprised of 52 or 53 weeks ending on the Friday closest to December 31. Their 2008 and 2007 fiscal years ended on January 2, 2009 and December 28, 2007, respectively.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies

          Principles of Consolidation — Our accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation. Investments in unconsolidated entities (consisting entirely of 50 percent owned ventures) are accounted for by the equity method.

          Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          Investment in Hotels — Our hotels are stated at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings, 15 to 30 years for improvements and three to seven years for furniture, fixtures, and equipment.

          We periodically review the carrying value of each of our hotels to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotel or modification of depreciation periods. If facts or circumstances support the possibility of impairment of a hotel, we prepare a projection of the undiscounted future cash flows, without interest charges, over the shorter of the hotel’s estimated useful life or the expected hold period, and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, we make an adjustment to reduce the carrying value of the hotel to its then fair value. We use recent operating results and current market information to arrive at our estimates of fair value.

          Maintenance and repairs are expensed and major renewals and improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from our accounts and the related gain or loss is included in operations.

          Acquisition of Hotels — Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets and assumed debt and other liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Any remaining unallocated acquisition costs are treated as goodwill. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations prepared by management and/or independent third parties. Identifiable intangible assets (typically contracts including ground and retail leases and management and franchise agreements), are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources such as those obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies — (continued)

          Investment in Unconsolidated Entities — We own a 50% interest in various real estate ventures in which the partners or members jointly make all material decisions concerning the business affairs and operations. Additionally, we also own a preferred equity interest in one of these real estate ventures. Because we do not control these entities, we carry our investment in unconsolidated entities at cost, plus our equity in net earnings or losses, less distributions received since the date of acquisition and any adjustment for impairment. Our equity in net earnings or losses is adjusted for the straight-line depreciation, over the lower of 40 years or the remaining life of the venture, of the difference between our cost and our proportionate share of the underlying net assets at the date of acquisition. We periodically review our investment in unconsolidated entities for other-than-temporary declines in fair value. Any decline that is not expected to be recovered in the next 12 months is considered other-than-temporary and an impairment is recorded as a reduction in the carrying value of the investment. Estimated fair values are based on our projections of cash flows, market capitalization rates and sales prices of comparable assets.

          Hotels Held for Sale — We consider each individual hotel to be an identifiable component of our business. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we do not consider hotels as “held for sale” until it is probable that the sale will be completed within one year. Once a hotel is held for sale the operations related to the hotel are included in discontinued operations. We had no hotels held for sale at December 31, 2008 or 2007.

We do not depreciate hotel assets that are classified as held for sale. Upon designating a hotel as held for sale, and quarterly thereafter, we review the carrying value of the hotel and, as appropriate, adjust its carrying value to the lesser of depreciated cost or fair value, less cost to sell, in accordance with SFAS 144. Any adjustment in the carrying value of a hotel classified as held for sale is reflected in discontinued operations. We include in discontinued operations the operating results of hotels classified as held for sale or that have been sold.

          Cash and Cash Equivalents — All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

          We place cash deposits at major banks. Our bank account balances may exceed the Federal Depository Insurance Limits; however, management believes the credit risk related to these deposits is minimal.

          Restricted Cash —Restricted cash includes reserves for capital expenditures, real estate taxes, and insurance, as well as cash collateral deposits for mortgage debt agreement provisions and capital expenditure obligations on sold hotels.

          Deferred Expenses — Deferred expenses, consisting primarily of loan costs, are recorded at cost. Amortization is computed using a method that approximates the interest method over the maturity of the related debt.

Other Assets — Other assets consist primarily of hotel operating inventories, prepaid expenses and deposits.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies — (continued)

          Revenue Recognition — Nearly 100% of our revenue is comprised of hotel operating revenues, such as room revenue, food and beverage revenue, and revenue from other hotel operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests as earned. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remainder of our revenue is from condominium management fee income and other sources.

          We do not have any time-share arrangements and do not sponsor any frequent guest programs for which we would have any contingent liability. We participate in frequent guest programs sponsored by the brand owners of our hotels and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest) as incurred. When a guest redeems accumulated frequent guest points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. We have no loss contingencies or ongoing obligation associated with frequent guest programs beyond what is paid to the brand owner following a guest’s stay.

We recognize revenue from the sale of condominium units using the completed contract method.

Foreign Currency Translation — Results of operations for our Canadian hotels are maintained in Canadian dollars and translated using the weighted average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. Resulting translation adjustments are reflected in accumulated other comprehensive income and were $15.4 million and $27.5 million as of December 31, 2008 and 2007, respectively.

          Capitalized Cost — We capitalize interest and certain other costs, such as property taxes, land leases, and property insurance and employee costs relating to hotels undergoing major renovations and redevelopments. We cease capitalizing these costs to projects when construction is substantially complete. Such costs capitalized in 2008, 2007 and 2006, were $6.8 million, $12.5 million and $10.6 million, respectively.

          Net Income (Loss) Per Common Unit — In 2009, we adopted FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment awards are participating securities prior to vesting, and therefore, need to be included in the earnings allocation when computing earnings per share under the two-class method as described in FASB Statement No. 128, “Earnings per Share” (“FAS 128”). In accordance with FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. All prior-period earnings per share data presented below were adjusted retrospectively.

We compute basic earnings per unit by dividing net income (loss) available to common unitholders less dividends declared on FelCor’s unvested restricted stock (adjusted for forfeiture assumptions) by the weighted average number of common units outstanding. We compute diluted earnings per unit by dividing net income (loss) available to common unitholders less dividends declared on FelCor’s unvested restricted stock (adjusted for forfeiture assumptions) by the weighted average number of common units and equivalents outstanding. Common unit equivalents represent units issuable upon exercise of FelCor’s stock options.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies — (continued)

          For all years presented, our Series A cumulative preferred units, or Series A preferred units, if converted to common units, would be antidilutive; accordingly, we do not assume conversion of the Series A preferred units in the computation of diluted earnings per unit.

          Stock Compensation ( FelCor LP has no employees. FelCor as our sole general partner performs all our management functions. In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS 123(R), “Share-Based Payment”. SFAS 123(R) requires companies to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees and to record compensation cost for (i) all stock awards granted after the required date of adoption and to (ii) awards modified, repurchased, or cancelled after that date. In addition, FelCor is required to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption as such previous awards continue to vest. FelCor adopted SFAS 123(R) on January 1, 2006 using the modified prospective application. FelCor’s adoption of this standard did not have a material impact on our consolidated financial statements.

Derivatives ( We record derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either partner’s capital or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and the nature of the hedging activity.

Segment Information ( SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment.

          Distributions — We declared aggregate common distributions of $0.85 and $1.20 per unit in 2008 and 2007, respectively. We suspended payment of our quarterly common distributions in December 2008 in light of the deepening recession, the attendant impact on our industry and FelCor LP, and the severe contraction in the capital markets. FelCor’s Board of Directors will determine the amount of future common and preferred distributions for each quarter, based upon various factors including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as FelCor’s minimum REIT distribution requirements. We have paid regular quarterly distributions on our preferred units in accordance with our preferred unit distribution requirements. FelCor’s ability to make distributions is dependent on its receipt of quarterly distributions from us, and our ability to make distributions is dependent upon the results of operations of our hotels.

Noncontrolling Interests — Effective January 1, 2009, we adopted the provisions of SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements,” which establishes and expands accounting and reporting standards for minority interests (which are recharacterized as noncontrolling interests) in a subsidiary and the deconsolidation of a subsidiary. As a result of our adoption of this standard, amounts previously reported as minority interests in other partnerships on our balance sheets are now presented as noncontrolling interests within partners’ capital. The revised presentation and measurement required by SFAS 160 has been adopted retrospectively.

Also effective with the adoption of SFAS 160, previously reported minority interests have been recharacterized on the accompanying statement of operations to noncontrolling interests and placed below net income (loss) before arriving at net income (loss) attributable to FelCor LP.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies — (continued)

Noncontrolling interests in other consolidated partnerships represent the proportionate share of the equity in consolidated partnerships not owned by us. We allocate income and loss to noncontrolling interests based on the weighted average percentage ownership throughout the year.

Income Taxes — We are a partnership under the Internal Revenue Code. As a partnership, generally our taxable income or loss, or tax credits are passed through to our partners. However, we generally lease our hotels to wholly-owned taxable REIT subsidiaries, or TRSs, that are subject to federal and state income taxes. Through these lessees we record room revenue, food and beverage revenue and other revenue related to the operations of our hotels. We account for income taxes in accordance with the provisions of SFAS 109. Under SFAS 109, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded for net deferred tax assets that are not expected to be realized.

On January 1, 2007 we adopted the provisions of FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48) which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. Under FIN 48, we determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement 109, “Accounting for Income Taxes.” We recorded no cumulative effect as a result of our adoption of FIN 48 on January 1, 2007.

3.	Investment in Hotels

Investment in hotels at December 31, 2008 and 2007 consisted of the following (in thousands):

	2008	2007
Building and improvements	$2,251,052	$2,307,726
Furniture, fixtures and equipment	580,797	502,348
Land	233,558	235,058
Construction in progress	29,890	49,389
	3,095,297	3,094,521
Accumulated depreciation	(816,271)	(694,464)
	$2,279,026	$2,400,057

          In 2008, we wrote off fully depreciated furniture, fixtures and equipment aggregating approximately $14.6 million.

          We invested $143 million and $228 million in additions and improvements to our consolidated hotels during the years ended December 31, 2008 and 2007, respectively.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   Acquisitions of Hotels

In December 2007, we acquired the Renaissance Esmeralda Resort & Spa in Indian Wells, California and the Renaissance Vinoy Resort & Golf Club in St. Petersburg, Florida. The fair values, at the date of acquisition, of the assets acquired and liabilities assumed were based on appraisals and valuation studies performed by management. The following summarizes the fair values of assets acquired and liabilities assumed in connection with these acquisitions:

Assets
Investment in hotels (a)	$220,583
Cash	2,228
Restricted cash	3,707
Accounts receivable	4,267
Other assets	6,009
Total assets acquired	236,794

Liabilities
Debt, net of a $1,258 discount	175,967
Accrued expenses and other liabilities	8,175
Total liabilities assumed	184,142
Net assets acquired	52,652
Net of cash	$50,424

(a)	Investment in hotels was allocated to land ($30.9 million), building and improvements ($174.3 million) and furniture, fixtures, and equipment ($15.3 million).

          The following unaudited pro forma financial data for the years ended 2007 and 2006 are presented to illustrate the estimated effects of these acquisitions as if they had occurred as of the beginning of each of the periods presented. The pro forma information includes adjustments for the results of operations for operating properties (operating expenses, depreciation and amortization and interest expense). The following unaudited pro forma financial data is not necessarily indicative of the results of operations if the acquisition had been completed on the assumed date (in thousands):

	Year Ended December 31, (unaudited)
	2007	2006
Total revenues	$1,115,482	$1,085,409
Net income	82,780	42,511
Earnings per unit – basic	0.69	0.07
Earnings per unit – diluted	0.69	0.07

5.	Impairment Charges

          Our hotels are comprised of operations and cash flows that can clearly be distinguished, operationally and for financial reporting purposes, from the remainder of our operations. Accordingly, we consider our hotels to be components as defined by SFAS 144 for purposes of determining impairment charges and reporting discontinued operations.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   Impairment Charges – (continued)

A hotel held for investment is tested for impairment whenever changes in circumstances indicate its carrying value may not be recoverable. The test is conducted using the undiscounted cash flows for the shorter of the estimated remaining holding periods or the useful life of the hotel. When testing for recoverability of hotels held for investment, we use projected cash flows over the expected hold period. Those hotels held for investment that fail the impairment test described in SFAS 144 are written down to their then current estimated fair value, before any selling expense, and continue to be depreciated over their remaining useful lives.

          We test hotels held for sale for impairment each reporting period and record them at the lower of their carrying amounts or fair value less costs to sell. Once we designate a hotel as held for sale it is not depreciated. We did not have any hotels designated as held for sale at December 31, 2008 or 2007.

When determining fair value for purposes of determining impairment we use a combination of historical and projected cash flows and other available market information, such as recent sales prices for similar assets in specific markets. The cash flows used for determining fair values are discounted using a reasonable capitalization rate, or as earlier noted, based on the local market conditions using recent sales of similar assets. In some cases, we are able to establish fair value based on credible offers received from prospective buyers.

          In 2008, we identified eight hotels as candidates to be sold (of which three no longer are identified as candidates for sale and five hotels remain sale candidates), thereby reducing our estimated remaining hold period for these hotels. We tested these eight hotels for impairment under the provisions of SFAS No. 144 using undiscounted estimated cash flows over a shortened estimated remaining hold period. Of the hotels tested, four failed the test under SFAS No. 144 which resulted in $53.8 million of impairment charges, during the nine months ended September 30, 2008, to write down these hotel assets to our then current estimate of their fair market value before selling expenses. As a result of the short-term hold period and the deterioration in the current market conditions, we tested our five remaining sale candidate hotels for impairment in the fourth quarter of 2008, which resulted in an additional $15.7 million impairment charge on two hotels that failed the test. The remaining five hotels identified as candidates for sale were included in continuing operations because we do not believe it is probable that the hotels will be sold within the next 12 months. These hotels continue to be depreciated over their remaining useful lives.

          Because of triggering events in 2008 related to changes in the capital markets, drop in travel demand and the combined effect on FelCor’s stock price, we tested all of our hotel assets to determine if further assessment for potential impairment was required for any of our hotels. We had one hotel with a short-term ground lease, in addition to the sale candidates noted above, fail this test. We determined the book value of this hotel was not fully recoverable, and as such, recorded a $38.5 million impairment charge under SFAS No. 144 (based on its then current value).

          In 2008, one of our unconsolidated investments recorded a $3.3 million impairment charge (of which our share was $1.7 million) under SFAS No. 144. We also recorded impairment charges of $11.0 million related to other-than-temporary declines in value of certain equity method investments. This includes an impairment charge of $6.6 million for one investment related to a hotel that we do not intend to sell. In accordance with APB 18, other-than temporary declines in fair value of our investment in unconsolidated entities result in reductions in the carrying value of these investments. We consider a decline in value in our equity method investments that is not estimated to recover within 12 months to be other-than-temporary.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   Impairment Charges – (continued)

          In 2006, we recorded impairment charges of $16.5 million under SFAS 144. Of the 2006 charges, $9.3 million were related to our decision to designate seven hotels held for investment as non-strategic, $5.9 million related to a change in fair value estimates of hotels held for investment that we had previously designated as non-strategic, and $1.3 million related to charges necessary to record two non-strategic hotels as held for sale at the lower of their carrying amount or fair value less costs to sell at December 31, 2006. In 2007, we sold 11 non-strategic hotels for gross proceeds of $191.0 million.

          We may be subject to additional impairment charges in the event that operating results of individual hotels are materially different from our forecasts, the economy and lodging industry weakens, or if we shorten our contemplated holding period for certain of our hotels.

6.	Discontinued Operations

          The results of operations of the 11 hotels we sold in 2007 and the 31 hotels we sold in 2006 are presented in discontinued operations for the periods presented. We had no hotels held for sale at December 31, 2008 or 2007.

Results of operations for the hotels included in discontinued operations are as follows:

	Year Ended December 31,
	2008	2007	2006
Hotel operating revenue	$-	$26,522	$204,494
Operating expenses	(13)	(18,430)	(200,958)
Operating income (loss)	(13)	8,092	3,536
Direct interest costs, net	-	(14)	(1,206)
Loss on the early extinguishment of debt	-	(902)	(1,311)
Gain on sale, net of tax	1,193	27,988	43,180
Income from discontinued operations	$1,180	$35,164	$44,199

          In the third quarter of 2008, we recorded a revision in income tax related to prior year gains on sales of hotels, which resulted in additional gains of $1.2 million related to these sales.

          In 2007, we sold 11 hotels for aggregate gross proceeds of $191.0 million. We owned 100% ownership interests in 10 of these hotels and recorded a gain on sale of $28.0 million, which was net of approximately $1.8 million in taxes. With respect to one hotel sold in 2007, although the operating income and expenses were consolidated because of our majority ownership of the operating lessee, the hotel was owned by a 50% owned unconsolidated venture, and the venture recorded a gain of $15.6 million, of which we recorded our pro rata share as income from unconsolidated entities.           In 2006, we sold 31 hotels for aggregate gross proceeds of $514.4 million and recorded a net gain of $43.2 million, which was net of approximately $5.7 million in taxes.

          Impairment losses of $16.5 million are included in the operating expenses from discontinued operations for the year ending December 31, 2006.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   Condominium Project

Development of our 184-unit Royale Palms condominium project in Myrtle Beach, South Carolina was completed in 2007. In 2007, we recognized gains under the completed contract method of $18.6 million, net of $1.0 million of tax, from the sale of 179 units. We expect that the remaining five condominium units will be sold on a selective basis to maximize the selling price. We obtained a construction loan in 2005 to build this project, which we repaid in May 2007 from proceeds of condominium sales.

8.	Investment in Unconsolidated Entities

          We owned 50% interests in joint venture entities that owned 17 hotels at December 31, 2008 and 2007. We also owned a 50% interest in entities that own real estate in Myrtle Beach, South Carolina, provide condominium management services, and lease three hotels. We account for our investments in these unconsolidated entities under the equity method. We do not have any majority-owned subsidiaries that are not consolidated in our financial statements. We make adjustments to our equity in income from unconsolidated entities related to the difference between our basis in investment in unconsolidated entities compared to the historical basis of the assets recorded by the joint ventures.

The following table summarizes combined financial information for our unconsolidated entities

(in thousands):

	December 31,
	2008	2007
Balance sheet information:
Investment in hotels, net of accumulated depreciation	$290,504	$288,066
Total assets	$317,672	$319,295
Debt	$224,440	$188,356
Total liabilities	$233,296	$196,382
Equity	$84,376	$122,913

          Our unconsolidated entities’ debt at December 31, 2008, consisted entirely of non-recourse mortgage debt. In 2008, certain of our unconsolidated joint venture entities refinanced debt, increasing unconsolidated debt by $40.6 million.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   Investment in Unconsolidated Entities — (continued)

          The following table sets forth summarized combined statement of operations information for our unconsolidated entities (in thousands):

	2008		2007		2006
Total revenues	$90,113		$103,801		$83,766
Net income	$3,946	(a)	$38,908	(b)	$26,764

Net income attributable to FelCor LP	$1,973		$19,173		$13,382
Impairment loss	(11,038	)(c)	-		-
Additional gain on sale related to basis difference	-		3,336	(b)	-
Tax related to sale of asset by venture	-		(310	)(d)	-
Depreciation of cost in excess of book value	(1,867)		(1,842)		(1,845)
Equity in income (loss) from unconsolidated entities	$(10,932)		$20,357		$11,537

(a)	Includes a $3.3 million impairment charge recorded by one of our joint ventures under the provisions of SFAS 144.
(b)

In the first quarter of 2007, a 50% owned joint venture entity sold its Embassy Suites Hotel in Covina, California. The sale of this hotel resulted in a gain of $15.6 million for this venture. Our basis in this unconsolidated hotel was lower than the venture’s basis, resulting in an additional gain on sale.

(c)	Represents an $11.0 million impairment charge related to other-than-temporary declines in fair value related to certain unconsolidated entities pursuant to APB18.
(d)	In the third quarter of 2007, a 50% owned joint venture entity sold its Hampton Inn in Hays, Kansas for an insignificant book gain. This sale caused FelCor to incur a $0.3 million tax obligation.

The following table summarizes the components of our investment in unconsolidated entities (in thousands):

	2008	2007
Hotel related investments	$31,102	$52,491
Cost in excess of book value of hotel investments	51,933	62,746
Land and condominium investments	11,471	12,036
	$94,506	$127,273

          The following table summarizes the components of our equity in income (loss) from unconsolidated entities (in thousands):

	2008	2007	2006
Hotel related investments	$(10,366)	$20,500	$11,568
Other investments	(566)	(143)	(31)
Equity in income (loss) from unconsolidated entities	$(10,932)	$20,357	$11,537

          In 2008, a 50%-owned joint venture refinanced a non-recourse loan secured by eight unconsolidated hotels. Of the $140 million in gross proceeds, $87 million were used to repay maturing debt, and the balance was either retained in the joint venture or distributed to the joint venture partners.

          In 2008, a 50%-owned joint venture repaid (with contributions from the joint venturers) a maturing $12.0 million non-recourse loan secured by one hotel. Our contribution was $6.0 million.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   Debt

Debt at December 31, 2008 and 2007 consisted of the following (in thousands):

		Interest Rate at		Balance Outstanding
	Encumbered	December 31,		December 31,
	Hotels	2008	Maturity Date	2008	2007
Senior term notes	none	8.50%(a)	June 2011	$299,414	$299,163
Senior term notes	none	L + 1.875	December 2011	215,000	215,000
Line of credit(b)	none	L + 0.80	August 2011	113,000	-
Other	none	-	July 2008	-	8,350
Total line of credit and senior debt(c)		5.53		627,414	522,513

Mortgage debt	12 hotels	L + 0.93(d)	November 2011(e)	250,000	250,000
Mortgage debt	2 hotels	L + 1.55(f)	May 2012(g)	176,267	175,980
Mortgage debt	8 hotels	8.70	May 2010	162,250	165,981
Mortgage debt	7 hotels	7.32	April 2009	117,131	120,827
Mortgage debt	6 hotels	8.73	May 2010	116,285	119,568
Mortgage debt	5 hotels	6.66	June – August 2014	72,517	73,988
Mortgage debt	2 hotels	6.15	June 2009	14,641	15,099
Mortgage debt	1 hotel	5.81	July 2016	12,137	12,509
Mortgage debt	-	-	August 2008	-	15,500
Other	1 hotel	various	various	3,044	3,642
Total mortgage debt(c)	44 hotels	5.03		924,272	953,094
Total		5.23%		$1,551,686	$1,475,607

(a)

Effective February 13, our senior notes were rated B1 and B+ by Moody’s Investor Service and Standard & Poor’s Rating Services, respectively. As a result, the interest rate on $300 million of our Senior Notes due 2011 was increased by 50 basis points to 9.0%. When either Moody’s or Standard & Poor’s increases our senior note ratings, the interest rate will decrease to 8.5%.

(b)

We have a $250 million line of credit, of which we had $113 million outstanding at December 31, 2008. The interest rate can range from 80 to 150 basis points over LIBOR, based on our leverage ratio as defined in our line of credit agreement.

(c)	Interest rates are calculated based on the weighted average debt outstanding at December 31, 2008.
(d)	We have purchased an interest rate cap at 7.8% that expires in November 2009 for the notional amount of this debt.
(e)

The maturity date assumes that we will exercise the two remaining successive one-year extension options that permit, at our sole discretion, the current November 2009 maturity to be extended to 2011. In July 2008, we exercised our first one-year option to extend the maturity to November 2009, and we expect to exercise the remaining options when timely.

(f)	We have purchased interest rate caps at 6.25% that expire in May 2009 for $177 million aggregate notional amounts.
(g)

The maturity date assumes that we will exercise three successive one-year extension options that permit, at our sole discretion, the original May 2009 maturity to be extended to 2012, and we expect to exercise the options when timely.

          Recent events in the financial markets have had an adverse impact on the credit markets and, as a result, credit has become significantly more expensive and difficult to obtain, if available at all. In addition, the overall weakness in the U.S. economy, has resulted in considerable negative pressure on both consumer and business spending (this includes increased emphasis in cost containment with focus on travel and entertainment

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   Debt — (continued)

limitations). We anticipate that lodging demand will not improve, and will likely weaken further, until current economic trends reverse course, particularly the weakened overall economy and illiquid credit markets.

We have agreed in principle on the material terms of a new $200 million term loan, which would be secured by first mortgages on eight currently unencumbered hotels and, assuming all extension options are exercised, will not mature until 2013. This loan would not be subject to any corporate financial covenants and would only be recourse to the borrower, a to-be-formed wholly-owned subsidiary. The material terms of this loan have been approved by JPMorgan Securities Inc. as lead arranger, and JPMorgan Chase Bank, N.A. as administrative agent, which will provide a portion of the loan.  Proceeds from this loan will be used for general working capital purposes and to repay the outstanding balance on our line of credit (which will be cancelled upon repayment).  We expect to close this new loan, subject to other lenders’ approval, documentation, due diligence and customary conditions, by the end of April.

Our line of credit contains certain restrictive financial covenants, such as a minimum leverage ratio (65%), a minimum fixed charge coverage ratio (1.5 to 1.0), and a minimum unencumbered leverage ratio (60%). At the date of this filing we were in compliance with all of these covenants. Our compliance with these covenants in future periods will depend substantially on the financial results of our hotels. If current financial market conditions persist and our business continues to deteriorate, we may breach one or more of our financial covenants.

If we are unable to repay our line of credit, and we breach one or more of these financial covenants, we would be in default, which could allow the lenders to demand payment of all amounts outstanding under our line of credit. Additionally, a demand for payment following a financial covenant default by our lenders constitutes an event of default under the indentures governing our senior notes, which in turn, could accelerate our obligation to repay the amounts outstanding under our senior notes. While we believe that we will successfully close our new secured term loan, as discussed above, we have several other alternatives available to ensure continued compliance with our financial covenants or repay our line of credit, including identifying other sources of debt or equity financing, selling unencumbered hotels and/or implementing additional cost cutting measures. Of course, we can provide no assurance that we will be able to close our new secured term loan, identify additional sources of debt or equity financing or sell hotels on terms that are favorable or otherwise acceptable to us.

In addition to financial covenants, our line of credit includes certain other affirmative and negative covenants, including restrictions on our ability to create or acquire wholly-owned subsidiaries; restrictions on the operation/ownership of our hotels; limitations on our ability to lease property or guarantee leases of other persons; limitations on our ability to make restricted payments (such as distributions on common and preferred units, FelCor share repurchases and certain investments); limitations on our ability to merge or consolidate with other persons, to issue stock of our subsidiaries and to sell all or substantially all of our assets; restrictions on our ability to make investments in condominium developments; limitations on our ability to change the nature of our business; limitations on our ability to modify certain instruments, to create liens, to enter into transactions with affiliates; and limitations on our ability to enter into joint ventures.  At the date of this filing, we were in compliance with all of these covenants.

Our other borrowings contain affirmative and negative covenants that are generally equal to or less restrictive than our line of credit. Payment of amounts due under our line of credit is guaranteed by us and certain of our subsidiaries who also guarantee payment of our senior debt and payment is secured by a pledge of our limited partnership interest in FelCor LP.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Debt — (continued)

At December 31, 2008, we had $113 million in borrowings under our line of credit. The interest rate on our line can range from 80 to 150 basis points over LIBOR, based on our leverage ratio as defined in our line of credit agreement. The interest rate on our line of credit was LIBOR plus 0.80% at December 31, 2008.

In 2007, we amended our line of credit agreement to increase the amount available under the line from $125 million to $250 million, provide the ability to further increase the facility up to $500 million under certain conditions, reduce certain fees and costs including the interest rates applicable to borrowings, improve certain financial covenants and extend the initial maturity from January 2009 to August 2011 with the right to extend for an additional one-year period under certain conditions.

At December 31, 2008, we had aggregate mortgage indebtedness, of approximately $924.3 million that was secured by 44 of our consolidated hotels with an aggregate book value of approximately $1.4 billion. Our hotel mortgage debt is recourse solely to the specific assets securing the debt, except in the case of fraud, misapplication of funds and other customary recourse carve-out provisions.

We have $132 million of non-recourse mortgage debt, in the aggregate, that matures in 2009.  Of this debt, a $117 million loan, secured by seven hotels, matures in April 2009.  At the time of this filing we have agreed in principle on the material terms to refinance this loan for five years with Prudential Mortgage Capital, one of the current lenders (with respect to which we have paid a non-refundable $300,000 portion of the origination fee) and are negotiating final documentation. We expect to close the refinancing prior to maturity, subject to documentation, due diligence and customary conditions.  We have a variety of financing alternatives in the unlikely event that we are unable to refinance this loan. We also have two other non-recourse mortgage loans aggregating $15 million, secured by two hotels, that mature in 2009; we expect to repay these loans through a combination of cash on hand and borrowings.

Our hotel mortgage debt is non-recourse to us and contains provisions allowing for the substitution of collateral upon satisfaction of certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment, yield maintenance or defeasance obligations.

Loans secured by four hotels provide for lock-box arrangements under certain circumstances. With respect to two of these loans, we are permitted to retain 115% of budgeted hotel operating expenses, but the remaining revenues would become subject to a lock-box arrangement if a specified debt service coverage ratio is not met. These hotels currently exceed the minimum debt service coverage ratio, however, under the terms of the loan agreement, the lock-box provisions remain in place until the loan is repaid. Neither of these hotels has ever fallen below the debt service coverage ratio.

With respect to the mortgage debt for two hotels, all cash from the hotels in excess of operating expenses, taxes, insurance and capital expenditure reserves is subject to lock-box arrangements. In each case, the lender holds lock-box funds that are first applied to meet current debt service obligations and any excess funds are held in the lock box account until the relevant hotel meets or exceeds a debt service coverage ratio of 1.1:1. At December 31, 2008, the debt service coverage ratio for both hotels was above 1.1:1.

          In December 2007, we assumed two existing loans in the original aggregate principal amount of $177.3 million in connection with our acquisition of two hotels. The interest rate on both loans is 155 basis points over the one-month LIBOR. Each loan is non-recourse to us and secured by a mortgage on its respective property. Both loans mature on May 1, 2009 unless extended, solely at our option, for three successive one-year terms, and may be prepaid at any time with no penalty or premium owed.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   Debt — (continued)

In late 2007, we were notified that a AAA money market fund in which we had invested approximately $8.4 million had ceased honoring redemption requests and would liquidate its investments over approximately a six-month period. In order to ensure that our liquidity would not be impaired as a consequence, an affiliate of the fund sponsor provided us with a short-term loan at a rate approximately equal to our earnings rate on the fund. Through December 31, 2008, we received redemptions aggregating $6.2 million and repaid the short-term loan. We have recorded losses related to this fund of $0.6 million and have $1.6 million remaining receivable at December 31, 2008.

We reported interest income of $1.6 million, $6.4 million and $4.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, which is included in net interest expense. We capitalized interest of $1.4 million, $4.8 million and $4.9 million, for the years ended December 31, 2008, 2007 and 2006, respectively.

          In connection with our 2006 repayment of $290 million senior floating rate notes, we unwound the floating to fixed interest rate swaps associated with these notes. Termination of these interest rate swaps resulted in a gain of approximately $1.7 million, which was recorded in the fourth quarter 2006.

          The early retirement of certain indebtedness in 2006, resulted in net charges related to debt extinguishment of approximately $15.6 million.

In connection with the early debt retirement in 2006, we recorded $17.3 million of expense.

Future scheduled principal payments on debt obligations at December 31, 2008, are as follows (in thousands):

Year
2009	$142,712	(a)
2010	274,014
2011	881,029	(b)
2012	179,640	(c)
2013	2,590
2014 and thereafter	73,245
	1,553,230
Discount accretion over term	(1,544)
	$1,551,686

(a)

We have $132 million of non-recourse mortgage debt, in the aggregate, that matures in 2009.  Of this debt, a $117 million loan, secured by seven hotels, matures in April 2009.  At the time of this filing we have agreed in principle on the material terms to refinance this loan for five years with Prudential Mortgage Capital, one of the current lenders (with respect to which we have paid a non-refundable $300,000 portion of the origination fee) and are negotiating final documentation. We expect to close the refinancing prior to maturity.  We have a variety of financing alternatives in the unlikely event that we are unable to refinance this loan. We also have two other non-recourse mortgage loans aggregating $15 million, secured by two hotels, that mature in 2009; we expect to repay these loans through a combination of cash on hand and borrowings.

(b)	Assumes the extension through November 2011, at our option, of $250 million debt with a current maturity of November 2009.
(c)	Assumes the extension through May 2012, at our option, of $176 million debt with a current maturity of May 2009.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Derivatives

          On the date we enter into a derivative contract, we designate the derivative as a hedge to the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), or the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge). For a fair value hedge, the gain or loss is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. Consequently, our earnings reflect the extent to which the hedge is not effective in achieving offsetting changes in fair value. For a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. At December 31, 2008, we did not have any outstanding hedges.

          We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy, relating to our various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or specific firm commitments. We also formally assess (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows or fair values of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When we determine that a derivative is not (or has ceased to be) highly effective as a hedge, we will discontinue hedge accounting, prospectively.

In the normal course of business, we are exposed to the effect of interest rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives. It is our objective to use interest rate hedges to manage our fixed and floating interest rate position and not to engage in speculation on interest rates. We manage interest rate risk based on the varying circumstances of anticipated borrowings, and existing floating and fixed rate debt. We will generally seek to pursue interest rate risk mitigation strategies that will result in the least amount of reported earnings volatility under generally accepted accounting principles, while still meeting strategic economic objectives and maintaining adequate liquidity and flexibility. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.

During 2006, we terminated three interest rate swaps with an aggregate notional amount of $100 million, maturing in December 2007. These interest rate swaps were designated as cash flow hedges and were marked to market through other comprehensive income. The unrealized net gain on these interest rate swap agreements was approximately $1.7 million when terminated. Upon termination this gain was realized and reclassified from accumulated other comprehensive income to earnings. The interest rate received on these interest rate swaps was 4.25% plus LIBOR and the interest rate paid was 7.80%. These swaps were 100% effective through this termination date.

To determine the fair values of our derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

The amounts paid or received by us under the terms of the interest rate swap agreements are accrued as interest rates change, and we recognize them as an adjustment to interest expense, which will have a corresponding effect on our future cash flows. Our interest rate swaps reduced interest expense by $1.2 million during the year ended December 31, 2006. We did not own any interest rate swaps in 2008 or 2007.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Derivatives — (continued)

          To fulfill requirements under certain loans, we owned interest rate caps with aggregate notional amounts of $427.2 million as of December 31, 2008 and 2007. These interest rate cap agreements have not been designated as hedges, and have insignificant fair values at December 31, 2008 and 2007, resulting in no significant net earnings impact.

11.	Fair Value of Financial Instruments

          SFAS 107 requires disclosures about the fair value of all financial instruments, whether or not recognized for financial statement purposes. Disclosures about fair value of financial instruments are based on pertinent information available to management as of December 31, 2008. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Our estimates of the fair value of (i) accounts receivable, accounts payable and accrued expenses approximate carrying value due to the relatively short maturity of these instruments; (ii) our publicly traded debt is based on observable market data, and our debt that is not traded publicly is based on estimated effective borrowing rates for debt with similar terms, loan to estimated fair value and remaining maturities (the estimated fair value of our debt was $1.3 billion at December 31, 2008); and (iii) short-term non-cash investments included in other assets ($1.6 million at December 31, 2008) are carried at estimated market value, which approximates our original cost basis at December 31, 2008.

12.	Income Taxes

FelCor LP is not a tax paying entity. However, under our partnership agreement, we are required to reimburse FelCor for any tax payments FelCor is required to make. Accordingly, the tax information included herein represents disclosures regarding FelCor and its taxable subsidiaries.

FelCor has elected to be taxed as a REIT under the federal income tax laws. As a REIT, FelCor generally is not subject to federal income taxation at the corporate level on taxable income that it distributes to its stockholders. FelCor may, however, be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed taxable income. Our taxable REIT subsidiaries, or TRSs, formed to lease our hotels, are subject to federal, state and local income taxes. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income to its stockholders. If FelCor fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent years. In connection with FelCor’s election to be taxed as a REIT, its charter imposes restrictions on the ownership and transfer of shares of its common stock. We are FelCor’s only source of income. Accordingly, we are required to make distributions sufficient to enable FelCor to pay out enough of its taxable income to satisfy its distribution requirement. If FelCor fails to qualify as a REIT, we would be required to distribute to FelCor the funds necessary to pay income taxes.

We account for income taxes in accordance with the provisions of SFAS 109, “Accounting for Income Taxes.”Under SFAS 109, we account for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Income Taxes — (continued)

Reconciliation between our TRS’s GAAP net income (loss) and taxable gain (loss):

          The following table reconciles our TRS’s GAAP net income (loss) to taxable income (loss) for the years ended December 31, 2008, 2007, and 2006 (in thousands):

	2008	2007	2006
GAAP consolidated net income (loss) attributable to FelCor LP	$(121,678)	$90,133	$51,324
GAAP net loss (income) not related to TRS	86,720	(76,782)	(55,173)
GAAP net income (loss) of taxable subsidiaries	(34,958)	13,351	(3,849)
Impairment loss not deductible for tax	-	-	7,206
Tax gain (loss) in excess of book gains on sale of hotels	(346)	2,928	116,308
Depreciation and amortization(a)	(482)	(2,410)	(3,379)
Employee benefits not deductible for tax	(4,224)	(5,107)	(1,537)
Other book/tax differences	(8)	2,514	(1,653)
Tax gain (loss) of taxable subsidiaries	$(40,018)	$11,276	$113,096

(a)	The changes in book/tax differences in depreciation and amortization principally result from book and tax basis differences, differences in depreciable lives and accelerated depreciation methods.
  Summary of TRS’s net deferred tax asset:

At December 31, 2008 and 2007, our TRS had a deferred tax asset, on which we had a 100% valuation allowance, primarily comprised of the following (in thousands):

	2008	2007
Accumulated net operating losses of our TRS	$130,765	$115,565
Tax property basis in excess of book	1,350	444
Accrued employee benefits not deductible for tax	5,565	7,170
Bad debt allowance not deductible for tax	198	117
Gross deferred tax assets	137,878	123,296
Valuation allowance	(137,878)	(123,296)
Deferred tax asset after valuation allowance	$-	$-

     We have provided a valuation allowance against our deferred tax asset at December 31, 2008 and 2007, that results in no net deferred tax asset at December 31, 2008 and 2007 due to the uncertainty of realization (because of historical operating losses). Accordingly, no provision or benefit for income taxes is reflected in the accompanying Consolidated Statements of Operations. At December 31, 2008, the TRS had net operating loss carryforwards for federal income tax purposes of $344.1 million, which are available to offset future taxable income, if any, through 2026.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Income Taxes — (continued)

Reconciliation between FelCor’s REIT GAAP net income (loss) and taxable income:

The following table reconciles FelCor’s REIT GAAP net income (loss) to taxable income for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	2008	2007	2006
GAAP net income (loss) not related to taxable subsidiary	$(86,720)	$76,782	$55,173
Losses (income) allocated to unitholders other than FelCor	2,433	(1,094)	(279)
GAAP net income (loss) from REIT operations	(84,287)	75,688	54,894
Book/tax differences, net:
Depreciation and amortization(a)	(21,927)	(9,246)	(2,995)
Noncontrolling interests	(2,889)	(339)	(1,444)
Equity in loss from unconsolidated entities	12,696	-	-
Tax loss in excess of book gains on sale of hotels	-	427	(19,869)
Impairment loss not deductible for tax	107,963	-	9,268
Accrued liquidated damages	11,060	-	-
Other	704	(618)	(445)
Taxable income subject to distribution requirement(b)	$23,320	$65,912	$39,409

(a)	Book/tax differences in depreciation and amortization principally result from differences in depreciable lives and accelerated depreciation methods.
(b)	The dividend distribution requirement is 90%.

13.	Redeemable Operating Partnership Units and Partners’ Capital

At the request of our limited partners, we are required to exchange their limited partnership units for a like number of shares of FelCor common stock or, at the option of FelCor, for the cash equivalent thereof. Due to these redemption rights, we excluded these limited partnership units from partners’ capital on our balance sheet and included them in redeemable units. These redeemable units are measured at redemption value at the end of the periods presented. At December 31, 2008 and 2007 there were 295,843 and 1,353,771 redeemable units outstanding. During 2008, 2007 and 2006, limited partners exchanged 1,057,928 units, 1,245 units and 1,407,524 units, respectively, for a like number of shares of FelCor common stock.

FelCor, as our sole general partner, is obligated to contribute the net proceeds from any issuance of its equity securities to us in exchange for units, corresponding in number and terms to the equity securities issued. We may also issue limited partnership units to third parties in exchange for cash or property.

At December 31, 2008, FelCor had $600 million of common stock, preferred stock, and/or common stock warrants available for offerings under a shelf registration statement previously declared effective.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Redeemable Operating Partnership Units and Partners’ Capital – (continued)

FelCor’s Preferred Stock

          FelCor’s Board of Directors is authorized to provide for the issuance of up to 20 million shares of preferred stock in one or more series, to establish the number of shares in each series, to fix the designation, powers, preferences and rights of each such series, and the qualifications, limitations or restrictions thereof.

Our Series A preferred units bear an annual cumulative distribution payable in arrears equal to the greater of $1.95 per unit or the cash distributions declared or paid for the corresponding period on the number of common partnership units into which the Series A preferred units are then convertible. Each share of the Series A preferred units are convertible at the unitholder’s option to 0.7752 shares of common partnership units, subject to certain adjustments.

          Our 8% Series C Cumulative Redeemable preferred units, or Series C preferred units, bears an annual cumulative distribution of 8% of the liquidation preference (equivalent to $2.00 per depositary unit). We may call the Series C preferred units and the corresponding depositary units at $25 per depositary unit. These units have no stated maturity, sinking fund or mandatory redemption, and are not convertible into any of our other securities. The Series C preferred units have a liquidation preference of $2,500 per unit (equivalent to $25 per depositary unit).

          Accrued distributions payable on our Series A and Series C preferred units aggregating $8.5 million at December 31, 2008, were paid in January 2009.

14.	Hotel Operating Revenue, Departmental Expenses, and Other Property Operating Costs

Hotel operating revenue from continuing operations was comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Room revenue	$885,404	$830,979	$809,466
Food and beverage revenue	179,056	136,793	129,200
Other operating departments	62,333	51,023	52,293

Total hotel operating revenues	$1,126,793	$1,018,795	$990,959

          Nearly 100% of our revenue in all periods presented was comprised of hotel operating revenues, which includes room revenue, food and beverage revenue, and revenue from other operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remainder of our revenue was from condominium management fee income and other sources.

          We do not have any time-share arrangements and do not sponsor any guest frequency programs for which we would have any contingent liability. We participate in guest frequency programs sponsored by the brand owners of our hotels, and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest), as incurred. When a guest redeems accumulated guest frequency points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. Associated with the guest frequency programs, we have no loss contingencies or ongoing obligation beyond what is paid to the brand owner at the time of the guest’s stay.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	Hotel Operating Revenue, Departmental Expenses, and Other Property Operating Costs –
(continued)

Hotel departmental expenses from continuing operations were comprised of the following

(in thousands):

	Year Ended December 31,
	2008	2007	2006
Room	$217,434	$204,426	$199,283
Food and beverage	137,243	104,086	97,012
Other operating departments	28,148	20,924	23,436

Total hotel departmental expenses	$382,825	$329,436	$319,731

Other property operating costs from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Hotel general and administrative expense	$98,358	$86,884	$87,451
Marketing	91,204	84,286	81,113
Repair and maintenance	57,757	55,045	52,710
Utilities	55,659	49,002	49,027

Total other property operating costs	$302,978	$275,217	$270,301

          Hotel departmental expenses and other property operating costs include hotel compensation and benefit expenses of $333.2 million, $289.1 million, and $281.7 million for the year ended December 31, 2008, 2007 and 2006, respectively.

15.	Taxes, Insurance and Lease Expense

          Taxes, insurance and lease expense from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Operating lease expense (a)	$65,766	$70,695	$69,221
Real estate and other taxes	33,573	34,652	32,790
Property, general liability insurance and other	14,470	15,912	10,041

Total taxes, insurance and lease expense	$113,809	$121,259	$112,052

(a)

Includes hotel lease expense of $54.3 million, $61.7 million, $61.1 million, respectively, associated with 13 hotels in 2008, 2007 and 2006, respectively, owned by unconsolidated entities and leased to our consolidated lessees. Included in lease expense is $33.9 million, $37.0 million and $36.1 million in percentage rent for the year ended December 31, 2008, 2007 and 2006, respectively.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	Land Leases and Hotel Rent

          We lease land occupied by certain hotels from third parties under various operating leases that expire through 2089. Certain land leases contain contingent rent features based on gross revenue at the respective hotels. In addition, we recognize rent expense for 13 hotels that are owned by unconsolidated entities and are leased to our consolidated lessees. These leases expire through 2014 and require the payment of base rents and contingent rent based on revenues at the respective hotels. Future minimum lease payments under our land lease obligations and hotel leases at December 31, 2008, were as follows (in thousands):

Year
2009	$33,831
2010	31,922
2011	31,443
2012	30,473
2013	12,705
2014 and thereafter	216,631
$357,005

17.	Earnings Per Unit

          As noted in note 2, effective January 1, 2009, we adopted the provisions of FSP EITF 03-6-1. The revised diluted earnings per common unit amounts were reduced for the years ended December 31, 2008, 2007, and 2006 by $0.02, $0.01, and $0.01, respectively, from their originally reported amounts.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	Earnings Per Unit – (continued)

The following table sets forth the computation of basic and diluted earnings (loss) per unit for the years ended December 31, 2008, 2007 and 2006 (in thousands, except per unit data):

	2008	2007	2006
Numerator:
Income (loss) from continuing operations	$(121,667)	$54,660	$6,057
Net loss (income) attributable to noncontrolling interests	(1,191)	309	1,068
Income (loss) from continuing operations attributable to FelCor LP	(122,858)	54,969	7,125
Less: Preferred distributions	(38,713)	(38,713)	(38,713)
Income (loss) from continuing operations attributable to FelCor LP common unitholders	(161,571)	16,256	(31,588)
Discontinued operations	1,180	35,164	44,199
Net income (loss) attributable to FelCor LP common unitholders	(160,391)	51,420	12,611
Less: Dividends declared on FelCor’s unvested restricted stock	(1,041)	(1,011)	(612)
Numerator for basic and diluted income (loss) available to FelCor LP common unitholders	$(161,432)	$50,409	$11,999
Denominator:
Denominator for basic earnings (loss) per unit	63,178	62,955	62,598
Denominator for diluted earnings (loss) per unit	63,178	62,973	62,598
Basic and diluted income (loss) per unit data:
Income (loss)	$(2.57)	$0.24	$(0.51)
Discontinued operations	$0.02	$0.56	$0.71
Net income (loss)	$(2.56)	$0.80	$0.19

          Securities that could potentially dilute basic earnings per unit in the future that were not included in computation of diluted earnings (loss) per unit, because they would have been antidilutive for the periods presented, are as follows (unaudited, in thousands):

	2008	2007	2006
Units issuable upon the exercise of FelCor stock options	-	-	32
Series A convertible preferred units	9,985	9,985	9,985

          Series A preferred distributions that would be excluded from net income (loss) applicable to common unitholders, if the Series A preferred units were dilutive, were $25.1 million for all periods presented.

18.	Commitments, Contingencies and Related Party Transactions

     Our general partner FelCor shared the executive offices and certain employees with TCOR Holdings, LLC, successor to FelCor, Inc. (controlled by Thomas J. Corcoran, Jr., Chairman of FelCor’s Board of Directors), and TCOR Holdings, LLC paid its share of the costs thereof, including an allocated portion of the rent, compensation of certain personnel, office supplies, telephones, and depreciation of office furniture, fixtures, and equipment. Any such allocation of shared expenses must be approved by a majority of FelCor’s independent directors. TCOR Holdings, LLC paid approximately $60,000 in 2008 and $50,000 in 2007 and 2006 for shared office costs.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.	Commitments, Contingencies and Related Party Transactions – (continued)

Our property insurance has a $100,000 all risk deductible, a deductible of 5% of insured value for named windstorm coverage and a deductible of 2% to 5% of insured value for California earthquake coverage. Substantial uninsured or not fully-insured losses would have a material adverse impact on our operating results, cash flows and financial condition. Catastrophic losses, such as the losses caused by hurricanes in 2005, could make the cost of insuring against these types of losses prohibitively expensive or difficult to find. In an effort to limit the cost of insurance, we purchase catastrophic insurance coverage based on probable maximum losses based on 250-year events and have only purchased terrorism insurance to the extent required by our lenders. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 60 of our hotels. The remainder of our hotels participate in general liability programs sponsored by our managers, with no deductible.

There is no litigation pending or known to be threatened against us or affecting any of our hotels, other than claims arising in the ordinary course of business or which are not considered to be material. Furthermore, most of these claims are substantially covered by insurance. We do not believe that any claims known to us, individually or in the aggregate, will have a material adverse effect on us.

Our hotels are operated under various management agreements that call for base management fees, which range from 2% of the hotel’s total revenue to the sum of 2% of the hotel’s total revenue plus 5% of the hotel’s room revenue and generally have an incentive provision related to the hotel’s profitability. In addition, the management agreements generally require us to invest approximately 3% to 5% of revenues for capital expenditures. The management agreements have terms from 5 to 20 years and generally have renewal options.

          The management agreements governing the operations of 37 of our Consolidated Hotels contain the right and license to operate the hotel under the specified brands. The remaining 48 Consolidated Hotels operated under franchise or license agreements that are separate from our management agreements. Typically, our franchise or license agreements provide for a license fee or royalty of 4% to 5% of room revenues. In the event we breach one of these agreements, in addition to losing the right to use the brand name for the operation of the applicable hotel, we may be liable, under certain circumstances, for liquidated damages equal to the fees paid to the franchisor with respect to that hotel during the three preceding years.

          In 2008, we identified two Holiday Inn hotels in Florida operating under management agreements with IHG as candidates to be sold.  These hotels were originally designated for redevelopment with condominiums, but market conditions in Florida no longer make these condominium projects feasible. We also determined that the major capital expenditures necessary to retain the Holiday Inn flags at these hotels were not in the best interests of our unitholders, given the shortened hold period for these hotels.  We have agreed with IHG that the management agreements for one hotel will be terminated June 30, 2009, and the other hotel will be terminated December 31, 2009.  Following termination (or earlier sale) of each hotel, we will be required to pay replacement management fees for up to one year and liquidated damages (net of any replacement management fees previously paid) at the end of that year;  or reinvest in another hotel to be managed by IHG and carrying an IHG brand.  Given the current state of the economy and the market for hotel acquisitions, sale of either hotel or substitution of a replacement hotel appears unlikely prior to the relevant dates, and we will likely have to pay IHG at least some portion of replacement management fees and/or liquidated damages. Liquidated damages are computed based on operating results of a hotel prior to termination, and we expect that the aggregate liability related to these hotels, if paid, could be approximately $11 million.  We have accrued the full amount of liquidated damages in 2008.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	Supplemental Cash Flow Disclosure

          Accrued distributions payable on our common units, Series A and Series C preferred units aggregating $8.5 million and $30.5 million at December 31, 2008 and 2007, respectively, were paid in January of the following year.

          As the result of the exchange of 1,057,928 partnership units and 1,245 partnership units for FelCor’s common stock in 2008 and 2007, respectively, we recorded a reduction in redeemable units of $1.8 million in 2008 and $30,689 in 2007 and a corresponding increase in partners’ capital.

Depreciation and amortization expense is comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Depreciation and amortization from continuing operations	$141,668	$110,751	$94,579
Depreciation and amortization from discontinued operations	-	14	15,695
Total depreciation and amortization expense	$141,668	$110,765	$110,274

          In 2007, $67.0 million of proceeds from the sale of the Royale Palms condominium project was paid directly from the purchasers to our lender at closing.

          In 2006, we sold 31 hotels for gross proceeds of $514 million. These proceeds were used to repay approximately $356 million of debt ($150 million of which related to sales proceeds paid directly from purchaser to our lender at closing) and invested in capital improvements at many of our hotels.

          In 2006, we borrowed $215 million of debt that was paid directly to a lender, in repayment of $215 million of other debt.

          For the year ended December 31, 2008, our repayment of borrowings consisted of retirement of debt of $23.8 million, payments on our line of credit of $74 million and normal recurring principal payments of $13.9 million.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Supplemental Cash Flow Disclosure – (continued)

For the year ended December 31, 2007, our repayment of borrowings consisted of early retirement of debt of $7.4 million, payments on our line of credit of $10.0 million and normal recurring principal payments of $12.9 million.

          For the year ended December 31, 2006, our repayment of borrowings consisted of early retirement of debt of $456.5 million, payments on our line of credit of $243.6 million and normal recurring principal payments of $15.9 million.

20.	FelCor’s Stock Based Compensation Plans

          FelCor sponsors three restricted stock and stock option plans, or the Plans. FelCor is authorized to issue 4,550,000 shares of its common stock under the Plans pursuant to awards granted in the form of incentive stock options, non-qualified stock options, and restricted stock. All outstanding options have 10-year contractual terms and vest either over four or five equal annual installments beginning in the year following the date of grant or 100% at the end of a four-year vesting term. Stock grants vest either over four or five equal annual installments or over a four year schedule including time based vesting and performance based vesting. Under the Plans, there were 1,710,429 shares remaining available for grant at December 31, 2008.

Stock Options

          A summary of the status of FelCor’s non-qualified stock options under the Plans as of December 31, 2008, 2007 and 2006, and the changes during these years are presented in the following tables:

	2008		2007		2006
	No. Shares of Underlying Options	Weighted Average Exercise Prices	No. Shares of Underlying Options	Weighted Average Exercise Prices	No. Shares of Underlying Options	Weighted Average Exercise Prices
Outstanding at beginning of the year	161,356	$21.11	598,366	$22.62	1,465,257	$23.41
Forfeited or expired	(121,356)	$22.13	(147,639)	$26.11	(726,891)	$25.56
Exercised	-	$ -	(289,371)	$21.68	(140,000)	$15.63
Outstanding at end of year	40,000	$18.05	161,356	$21.11	598,366	$22.62
Exercisable at end of year	40,000	$18.05	161,356	$21.11	598,366	$22.62

Options Exercisable and Outstanding
Range of Exercise Prices	Number Outstandingat 12/31/08	Wgtd. Avg. Life Remaining	Wgtd Avg. Exercise Price
$15.62 to $19.50	40,000	1.85	$18.05

          The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2001 and 2000 when options were granted: dividend yield of 12.44% to 11.28%; risk free interest rates are different for each grant and range from 4.33% to 6.58%; the expected lives of options were six years; and volatility of 21.04% for 2001 grants and 18.22% for 2000 grants. The weighted average fair value of options granted during 2001, was $0.85 per share. FelCor has issued no stock options since 2001.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. FelCor’s Stock Based Compensation Plans – (continued)

Restricted Stock

          A summary of the status of FelCor’s restricted stock grants as of December 31, 2008, 2007, and 2006, and the changes during these years are presented below:

	2008		2007		2006
	No. Shares	Weighted Average Fair Market Value at Grant	No. Shares	Weighted Average Fair Market Value at Grant	No. Shares	Weighted Average Fair Market Value at Grant
Outstanding at beginning of the year	2,329,230	$15.85	1,880,129	$14.56	1,549,206	$13.35
Granted(a):
With immediate vesting(b)	45,800	$12.20	24,100	$23.61	28,500	$19.78
With 4-year pro rata vesting	449,300	$12.20	454,600	$20.87	293,800	$18.71
With 5-year pro rata vesting	5,000	$12.20	5,000	$21.66	60,000	$21.64
Forfeited	-		(34,599)	$17.80	(51,377)	$13.23
Outstanding at end of year	2,829,330	$15.20	2,329,230	$15.85	1,880,129	$14.56
Vested at end of year	(1,483,976)	$14.09	(1,283,724)	$14.38	(1,108,866)	$14.14
Unvested at end of year	1,345,354	$16.44	1,045,506	$17.66	771,263	$15.16

(a)	All shares granted are issued out of treasury except for 19,200 of the restricted shares issued to FelCor’s directors during the year ended December 31, 2006.
(b)	Shares awarded to FelCor’s directors.

The unearned compensation cost of FelCor’s granted but unvested restricted stock as of December 31, 2008 was $12.5 million. The weighted average period over which this cost is to be amortized is approximately two years.

21.	Employee Benefits

          We have no employees. FelCor as our sole general partner performs our management functions. FelCor offers a 401(k) plan and health insurance benefits to its employees. FelCor’s matching contribution to its 401(k) plan aggregated $0.9 million for each of the periods presented. The cost of health insurance benefits to FelCor’s employees were $0.9 million during 2008, $0.8 million during 2007, and $1.2 million during 2006.

          The employees at our hotels are employees of the respective management companies. Under the management agreements, we reimburse the management companies for the compensation and benefits related to the employees who work at our hotels. We are not, however, the sponsors of their employee benefit plans and have no obligation to fund these plans.

22.	Segment Information

          SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment because of the similar economic characteristics of our hotels.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22. Segment Information – (continued)

The following table sets forth revenues for continuing operations, and investment in hotel assets represented by, the following geographical areas as of and for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Revenue			Investment in Hotel Assets
	2008	2007	2006	2008	2007	2006
California	$258,748	$208,495	$195,056	$526,770	$547,451	$413,899
Texas	118,856	114,802	110,384	214,294	226,724	207,921
Florida	204,652	154,939	150,339	455,636	505,480	344,812
Georgia	58,345	59,198	58,745	126,851	126,896	122,227
Other states	456,566	452,730	447,081	904,105	928,378	905,352
Canada	32,609	31,720	29,433	51,370	65,128	50,074
Total	$1,129,776	$1,021,884	$991,038	$2,279,026	$2,400,057	$2,044,285

23.	Recently Issued Statements of Financial Accounting Standards

          In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 applies whenever other standards require assets or liabilities to be measured at fair value. SFAS 157 also provides for certain disclosure requirements, including, but not limited to, the valuation techniques used to measure fair value and a discussion of changes in valuation techniques, if any, during the period. This statement was effective for us on January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis, for which the effective date is January 1, 2009. The adoption of this standard as it relates to financial assets and liabilities did not have a material impact on our financial position and results of operations, and we do not believe that the adoption of this standard on January 1, 2009 as it relates to non-financial assets and liabilities will have a material effect on our financial position and results of operations.

          In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes (i.e., unrealized gains and losses) in fair value must be recorded in earnings. Additionally, SFAS 159 allowed for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. This statement was effective for us on January 1, 2008. We did not make the one-time election upon adoption and therefore, we do not believe that the adoption of this standard will have a material effect on our financial position and results of operations.

23.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Statements of Financial Accounting Standards – (continued)

          In December 2007, the FASB issued Statement No. 141 (revised 2007), "Business Combinations" (SFAS 141(R)), which establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. This statement is effective for us for business combinations for which the acquisition date is on or after January 1, 2009. The adoption of this standard on January 1, 2009 could materially impact our future financial results to the extent that we acquire significant amounts of real estate, as related acquisition costs will be expensed as incurred compared to our prior practice of capitalizing such costs and amortizing them over the estimated useful life of the assets acquired.

          In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51” (SFAS 160), which establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. SFAS 160 is effective for business combinations for which the acquisition date is on or after January 1, 2009. We do not expect the adoption of SFAS 160 will have a significant impact on our results of operations or financial position other than the recharacterization of minority interests.

          In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133” (SFAS 161). SFAS 161 requires enhanced disclosures related to derivative instruments and hedging activities, including disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and the impact of derivative instruments and related hedged items on an entity’s financial position, financial performance and cash flows. SFAS 161 was effective on January 1, 2009. We do not believe that the adoption of this standard will have a material effect on our financial position and results of operation.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24. Quarterly Operating Results (unaudited)

          Our unaudited consolidated quarterly operating data for the years ended December 31, 2008 and 2007 follows (in thousands, except per unit data). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of quarterly results have been reflected in the data. It is also management’s opinion, however, that quarterly operating data for hotel enterprises are not indicative of results to be achieved in succeeding quarters or years. In order to obtain a more accurate indication of performance, there should be a review of operating results, changes in partners’ capital and cash flows for a period of several years.

2008	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$291,875	$306,168	$277,729	$254,004
Income (loss) from continuing operations	$(12,866)	$24,443	$(43,762)	$(89,482)
Discontinued operations	$(13)	$-	$1,193	$-
Net income (loss) attributable to FelCor LP	$(12,950)	$23,553	$(42,734)	$(89,547)
Net income (loss) attributable to FelCor LP common unitholders	$(22,628)	$13,875	$(52,412)	$(99,226)
Comprehensive income (loss) attributable to FelCor LP	$(14,680)	$23,795	$(45,415)	$(97,410)
Basic per common unit data:
Income (loss) from continuing operations	$(0.37)	$0.21	$(0.85)	$(1.57)
Discontinued operations	$-	$-	$0.02	$-
Net income (loss) applicable to FelCor LP common unitholders	$(0.37)	$0.21	$(0.83)	$(1.57)
Basic weighted average common units outstanding	63,068	63,176	63,174	63,178
Diluted weighted average common units outstanding	63,068	63,176	63,174	63,178

2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$248,672	$266,244	$258,462	$248,506
Income (loss) from continuing operations	$20,818	$29,305	$7,852	$(3,315)
Discontinued operations	$8,724	$27,197	$(198)	$(559)
Net income (loss) attributable to FelCor LP	$29,588	$56,161	$7,957	$(3,573)
Net income (loss) attributable to FelCor LP common unitholders	$19,910	$46,483	$(1,721)	$(13,252)
Comprehensive income (loss) attributable to FelCor LP	$29,921	$63,007	$12,836	$(4,020)
Basic per common unit data:
Income (loss) from continuing operations	$0.17	$0.30	$(0.03)	$(0.21)
Discontinued operations	$0.14	$0.43	$(0.00)	$(0.01)
Net income (loss)	$0.31	$0.74	$(0.03)	$(0.22)
Basic weighted average common units outstanding	62,729	62,941	63,006	63,003
Diluted per common unit data:
Income (loss) from continuing operations	$0.17	$0.30	$(0.03)	$(0.21)
Discontinued operations	$0.14	$0.43	$(0.00)	$(0.01)
Net income (loss)	$0.31	$0.73	$(0.03)	$(0.22)
Diluted weighted average common units outstanding	62,761	62,984	63,006	63,003

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

25.	Subsequent Events

          In January 2009, a 50%-owned joint venture sold the Ramada Hotel in Hays, Kansas for gross proceeds of $2.8 million. All proceeds from this sale were used to repay debt of this venture.

In June 2009, we obtained a $200 million non-recourse term loan secured by nine hotels. This loan bears interest at LIBOR (subject to a 2% floor) plus 350 basis points and matures in 2011. This loan can be extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions. The proceeds from this new loan will be used for general corporate purposes.

          In June 2009, we repaid the $128 million balance under our line of credit, which was then terminated. By terminating our line of credit, we eliminated certain restrictive corporate debt covenants. We wrote off loan costs of $594,000 associated with this facility.

In March 2009, we entered into a loan agreement with The Prudential Insurance Company of America secured by seven hotels.  The proceeds of the loan were used to repay the balance of an existing loan secured by the same properties that would have matured on April 1, 2009.  The new loan matures in 2014 and bears interest at 9.02%. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions.

We have two non-recourse mortgage loans with an aggregate principal amount of $14 million (each secured by one hotel) that matured in June 2009 but remain unpaid and are in default. Although we have sufficient liquidity to repay these loans, we believe that using our available cash, under current circumstances, to repay these loans may not be prudent. These loans are serviced by a third-party servicer on behalf of the investors in a larger pool of loans that includes these loans. That servicer would not engage in discussions with us to extend the maturity dates unless and until the loans were in default; consequently, we withheld payment and permitted the loans to go into default. We have now begun negotiations with the special servicer to extend the maturity of these loans. We can provide no assurances that we will be able to extend the maturity of these loans on acceptable terms. If we are unsuccessful in our efforts to extend the maturity of these loans, we have the right to repay the amounts outstanding under either or both loans (in which case, we could then sell or refinance the hotels now or in the future) or, in the alternative, allow the lenders to foreclose on either hotel or both hotels.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27. Consolidating Financial Information

Certain of our wholly-owned subsidiaries (FelCor/CSS Holdings, L.P.; FelCor Pennsylvania Company, L.L.C.; FelCor Lodging Holding Company, L.L.C.; Myrtle Beach Hotels, L.L.C.; FelCor TRS Borrower 1, L.P.; FelCor TRS Borrower 3, L.P.; FelCor TRS Borrower 4, L.L.C.; FelCor TRS Guarantor, L.P.; Center City Hotel Associates; FelCor Lodging Company, L.L.C.; FelCor TRS Holdings, L.P.; FHAC Texas Holdings, L.P.; FelCor Omaha Hotel Company, L.L.C.; FelCor Canada Co.; FelCor/St. Paul Holdings, L.P. and FelCor Hotel Asset Company, L.L.C., collectively, “Subsidiary Guarantors”), together with FelCor, guarantee, fully and unconditionally, and jointly and severally, our senior debt. The following tables present consolidating information for the Subsidiary Guarantors.

CONSOLIDATING BALANCE SHEET

December 31, 2008

(in thousands)

ASSETS
	FelCor L.P.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net investment in hotel properties	$124,752	$888,925	$1,265,349	$-	$2,279,026
Equity investment in consolidated entities	1,230,038	-	-	(1,230,038)	-
Investment in unconsolidated entities	77,106	17,400	-	-	94,506
Cash and cash equivalents	7,719	40,018	2,450	-	50,187
Restricted cash	-	2,104	11,109	-	13,213
Accounts receivable	4,576	30,664	-	-	35,240
Deferred expenses	2,660	49	2,847	-	5,556
Other assets	9,061	24,588	892	-	34,541

Total assets	$1,455,912	$1,003,748	$1,282,647	$(1,230,038)	$2,512,269

LIABILITES AND CAPITAL
Debt	$627,414	$120,175	$804,097	$-	$1,551,686
Distributions payable	8,545	-	-	-	8,545
Accrued expenses and other liabilities	24,303	95,221	13,080	-	132,604

Total liabilities	660,262	215,396	817,177	-	1,692,835

Redeemable units, at redemption value	545	-	-	-	545

Preferred units	478,774	-	-	-	478,774
Common units	316,331	772,383	442,237	(1,230,038)	300,913
Accumulated other comprehensive income	-	15,418	-	-	15,418
Total FelCor LP partners’ capital	795,105	787,801	442,237	(1,230,038)	795,105
Noncontrolling interests – other partnerships	-	551	23,233	-	23,784
Total capital	795,105	788,352	465,470	(1,230,038)	818,889

Total liabilities, redeemable units and capital	$1,455,912	$1,003,748	$1,282,647	$(1,230,038)	$2,512,269

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27. Consolidating Financial Information – (continued)

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2007

(in thousands)

ASSETS
	FelCor L.P.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net investment in hotel properties	$122,225	$973,614	$1,304,218	$-	$2,400,057
Equity investment in consolidated entities	1,365,512	-	-	(1,365,512)	-
Investment in unconsolidated entities	97,810	27,820	1,643	-	127,273
Cash and cash equivalents	7,889	43,305	6,415	-	57,609
Restricted cash	364	3,790	10,692	-	14,846
Accounts receivable	2,508	35,198	165	-	37,871
Deferred expenses	3,839	344	3,966	-	8,149
Other assets	14,593	20,262	3,175	-	38,030

Total assets	$1,614,740	$1,104,333	$1,330,274	$(1,365,512)	$2,683,835

LIABILITES AND CAPITAL
Debt	$538,012	$124,469	$813,126	$-	$1,475,607
Distributions payable	30,493	-	-	-	30,493
Accrued expenses and other liabilities	27,923	91,880	14,356	-	134,159

Total liabilities	596,428	216,349	827,482	-	1,640,259

Redeemable units, at redemption value	21,109	-	-	-	21,109

Preferred units	478,774	-	-	-	478,774
Common units	518,429	860,464	477,598	(1,365,512)	490,979
Accumulated other comprehensive income	-	27,450	-	-	27,450
Total FelCor LP partners’ capital	997,203	887,914	477,598	(1,365,512)	997,203
Noncontrolling interests	-	70	25,194	-	25,264
Total capital	997,203	887,984	502,792	(1,365,512)	1,022,467

Total liabilities, redeemable units and capital	$1,614,740	$1,104,333	$1,330,274	$(1,365,512)	$2,683,835

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27. Consolidating Financial Information – (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

(in thousands)

	FelCor L.P.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
Hotel operating revenue	$-	$1,126,793	$-	$-	$1,126,793
Percentage lease revenue	25,034	-	171,416	(196,450)	-
Other revenue	13	1,682	1,288	-	2,983
Total revenue	25,047	1,128,475	172,704	(196,450)	1,129,776

Expenses:
Hotel operating expenses	-	743,081	-	-	743,081
Taxes, insurance and lease expense	3,470	281,216	25,573	(196,450)	113,809
Corporate expenses	719	13,567	6,412	-	20,698
Depreciation and amortization	10,961	60,683	70,024	-	141,668
Impairment loss	-	85,596	22,367	-	107,963
Liquidated damages	-	11,060	-	-	11,060
Other expenses	487	4,487	1,564	-	6,538
Total operating expenses	15,637	1,199,690	125,940	(196,450)	1,144,817
Operating income	9,410	(71,215)	46,764	-	(15,041)
Interest expense, net	(38,046)	(10,335)	(50,408)	-	(98,789)
Loss before equity in income from unconsolidated entities and noncontrolling interests	(28,636)	(81,550)	(3,644)	-	(113,830)
Equity in loss from consolidated entities	(96,826)	-	-	96,826	-
Equity in income (loss) from unconsolidated entities	931	(11,827)	(36)	-	(10,932)
Gain on involuntary conversion	2,005	145	945	-	3,095
Loss from continuing operations	(122,526)	(93,232)	(2,735)	96,826	(121,667)
Discontinued operations from consolidated entities	848	332	-	-	1,180
Net loss	(121,678)	(92,900)	(2,735)	96,826	(120,487)
Net income attributable to noncontrolling interests	-	(1,037)	(154)	-	(1,191)
Net loss attributable to FelCor LP	(121,678)	(93,937)	(2,889)	96,826	(121,678)
Preferred distributions	(38,713)	-	-	-	(38,713)
Net loss attributable to FelCor LP common unitholders	$(160,391)	$(93,937)	$(2,889)	$96,826	$(160,391)

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27. Consolidating Financial Information – (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

(in thousands)

	FelCor L.P.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
Hotel operating revenue	$-	$1,018,795	$-	$-	$1,018,795
Percentage lease revenue	25,844	-	151,014	(176,858)	-
Other revenue	250	-	2,839	-	3,089
Total revenue	26,094	1,018,795	153,853	(176,858)	1,021,884

Expenses:
Hotel operating expense	-	658,161	-	-	658,161
Taxes, insurance and lease expense	4,054	271,788	22,275	(176,858)	121,259
Corporate expenses	1,190	12,789	6,739	-	20,718
Other expenses	-	496	2,329	-	2,825
Depreciation	9,053	52,741	48,957	-	110,751
Total operating expenses	14,297	995,975	80,300	(176,858)	913,714
Operating income	11,797	22,820	73,553	-	108,170
Interest expense, net	(27,001)	(8,012)	(57,476)	-	(92,489)
Income (loss) before equity in income from unconsolidated entities, noncontrolling interests and sale of assets	(15,204)	14,808	16,077	-	15,681
Equity in income from consolidated entities	83,467	-	-	(83,467)	-
Equity in income (loss) from unconsolidated entities	21,509	(1,081)	(71)	-	20,357
Gain on condominiums	-	-	18,622	-	18,622
Income from continuing operations	89,772	13,727	34,628	(83,467)	54,660
Discontinued operations from consolidated entities	361	31,470	3,333	-	35,164
Net income	90,133	45,197	37,961	(83,467)	89,824
Net (income) loss attributable to noncontrolling interests	-	2,245	(1,936)	-	309
Net income attributable to FelCor LP	90,133	47,442	36,025	(83,467)	90,133
Preferred distributions	(38,713)	-	-	-	(38,713)
Net income attributable to FelCor LP common unitholders	$51,420	$47,442	$36,025	$(83,467)	$51,420

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27. Consolidating Financial Information – (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

(in thousands)

	FelCor L.P.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
Hotel operating revenue	$-	$990,959	$-	$-	$990,959
Percentage lease revenue	23,576	-	149,161	(172,737)	-
Other revenue	7	-	72	-	79
Total revenue	23,583	990,959	149,233	(172,737)	991,038

Expenses:
Hotel operating expense	-	641,269	-	-	641,269
Taxes, insurance and lease expense	5,084	261,138	18,567	(172,737)	112,052
Corporate expenses	1,234	14,290	7,784	-	23,308
Other expenses	13	-	20	-	33
Depreciation	8,100	46,317	40,162	-	94,579
Total operating expenses	14,431	963,014	66,533	(172,737)	871,241

Operating income	9,152	27,945	82,700	-	119,797

Interest expense, net	(46,246)	(8,746)	(55,875)	-	(110,867)
Charge-off of deferred financing cost	(2,171)	(879)	(512)	-	(3,562)
Early extinguishment of debt	(9,525)	-	(2,946)	-	(12,471)
Gain on swap termination	1,715	-	-	-	1,715

Income (loss) before equity in income from unconsolidated entities, noncontrolling interests and sale of assets	(47,075)	18,320	23,367	-	(5,388)
Loss on sale of other assets	-	(92)	-	-	(92)
Equity in income from consolidated entities	86,372	-	-	(86,372)	-
Equity in income (loss) from unconsolidated entities	11,764	(154)	(73)	-	11,537
Income from continuing operations	51,061	18,074	23,294	(86,372)	6,057
Discontinued operations from consolidated entities	263	40,819	3,117	-	44,199
Net income	51,324	58,893	26,411	(86,372)	50,256
Net (income) loss attributable to noncontrolling interests	-	2,339	(1,271)	-	1,068
Net income attributable to FelCor LP	51,324	61,232	25,140	(86,372)	51,324
Preferred distributions	(38,713)	-	-	-	(38,713)
Net income attributable to FelCor LP common unitholders	$12,611	$61,232	$25,140	$(86,372)	$12,611

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27. Consolidating Financial Information – (continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2008

(in thousands)

	FelCor L.P.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$(14,008)	$70,053	$97,118	$153,163
Cash flows from (used in) investing activities	18,617	(73,783)	(60,513)	(115,679)
Cash flows from (used in) financing activities	(4,779)	2,240	(40,570)	(43,109)
Effect of exchange rates changes on cash	-	(1,797)	-	(1,797)
Change in cash and cash equivalents	(170)	(3,287)	(3,965)	(7,422)
Cash and cash equivalents at beginning of period	7,889	43,305	6,415	57,609
Cash and equivalents at end of period	$7,719	$40,018	$2,450	$50,187

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2007

(in thousands)

	FelCor L.P.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$(3,252)	$72,728	$67,861	$137,337
Cash flows from (used in) investing activities	(29,021)	39,909	(105,326)	(94,438)
Cash flows from (used in) financing activities	(29,566)	(117,947)	36,395	(111,118)
Effect of exchange rates changes on cash	-	1,649	-	1,649
Change in cash and cash equivalents	(61,839)	(3,661)	(1,070)	(66,570)
Cash and cash equivalents at beginning of period	69,728	46,966	7,485	124,179
Cash and equivalents at end of period	$7,889	$43,305	$6,415	$57,609

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2006

(in thousands)

	FelCor L.P.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$(15,168)	$84,663	$78,205	$147,700
Cash flows from (used in) investing activities	(2,899)	238,511	(95,012)	140,600
Cash flows from (used in) financing activities	39,402	(312,386)	14,310	(258,674)
Effect of exchange rates changes on cash	-	(11)	-	(11)
Change in cash and cash equivalents	21,335	10,777	(2,497)	29,615
Cash and cash equivalents at beginning of period	48,393	36,189	9,982	94,564
Cash and equivalents at end of period	$69,728	$46,966	$7,485	$124,179

FELCOR LODGING LIMITED PARTNERSHIP

Schedule III - Real Estate and Accumulated Depreciation

as of December 31, 2008

(in thousands)

		Initial Cost		Cost Capitalized Subsequent to Acquisition		Gross Amounts at Which Carried at Close of Period			Accumulated			Life Upon
Location	Encumbrances	Land	Building and Improvements	Land	Building and Improvements	Land	Building and Improvements	Total	Depreciation Buildings & Improvements	Year Opened	Date Acquired	Which Depreciation is Computed
Birmingham, AL (1)	$14,758	$2,843	$29,286	$-	$3,566	$2,843	$32,852	$35,695	$9,861	1987	1/3/1996	15 - 40 Yrs
Phoenix - Biltmore, AZ (1)	19,750	4,694	38,998	-	2,883	4,694	41,881	46,575	13,118	1985	1/3/1996	15 - 40 Yrs
Phoenix – Crescent, AZ (2)	22,751	3,608	29,583	-	1,719	3,608	31,302	34,910	8,915	1986	6/30/1997	15 - 40 Yrs
Phoenix – Tempe, AZ (1)	22,944	3,951	34,371	-	1,997	3,951	36,368	40,319	9,513	1986	5/4/1998	15 - 40 Yrs
Anaheim – North, CA (1)	23,595	2,548	14,832	-	1,785	2,548	16,617	19,165	5,161	1987	1/3/1996	15 - 40 Yrs
Dana Point – Doheny Beach, CA (3)	-	1,787	15,545	-	3,233	1,787	18,778	20,565	5,153	1992	2/21/1997	15 - 40 Yrs
Indian Wells – Esmeralda Resort & Spa, CA (4)	87,500	30,948	73,507	-	718	30,948	74,225	105,173	1,855	1989	12/16/2007	15 - 40 Yrs
Los Angeles – International Airport – South, CA (1)	-	2,660	17,997	-	1,572	2,660	19,569	22,229	6,728	1985	3/27/1996	15 - 40 Yrs
Milpitas – Silicon Valley, CA (1)	25,417	4,021	23,677	-	3,331	4,021	27,008	31,029	8,262	1987	1/3/1996	15 - 40 Yrs
Napa Valley, CA (1)	13,353	2,218	14,205	-	2,203	2,218	16,408	18,626	4,972	1985	5/8/1996	15 - 40 Yrs
Oxnard - Mandalay Beach – Hotel & Resort, CA (1)	-	2,930	22,125	-	5,205	2,930	27,330	30,260	8,038	1986	5/8/1996	15 - 40 Yrs
San Diego – On the Bay, CA (5)	-	-	68,229	-	7,469	-	75,698	75,698	22,230	1965	7/28/1998	15 - 40 Yrs
San Francisco – Airport/Burlingame, CA (1)	-	-	39,929	-	1,952	-	41,881	41,881	13,281	1986	11/6/1995	15 - 40 Yrs
San Francisco – Airport/South San Francisco, CA (1)	22,927	3,418	31,737	-	3,413	3,418	35,150	38,568	10,867	1988	1/3/1996	15 - 40 Yrs
San Francisco - Fisherman’s Wharf, CA (5)	-	-	61,883	-	2,696	-	64,579	64,579	28,367	1970	7/28/1998	15 - 40 Yrs
San Francisco –Hotel 480, CA (6)	-	8,466	73,684	(434)	20,259	8,032	93,943	101,975	20,477	1970	7/28/1998	15 - 40 Yrs
Santa Barbara – Goleta, CA (5)	-	1,683	14,647	4	1,564	1,687	16,211	17,898	4,013	1969	7/28/1998	15 - 40 Yrs
Santa Monica Beach – at the Pier, CA (5)	-	10,200	16,580	-	307	10,200	16,887	27,087	2,033	1967	3/11/2004	15 - 40 Yrs
Toronto - Airport, Canada (5)	-	-	21,041	-	10,425	-	31,466	31,466	8,759	1970	7/28/1998	15 - 40 Yrs
Toronto - Yorkdale, Canada (5)	-	1,566	13,633	391	9,734	1,957	23,367	25,324	6,878	1970	7/28/1998	15 - 40 Yrs
Wilmington, DE (7)	9,596	1,379	12,487	-	11,063	1,379	23,550	24,929	6,131	1972	3/20/1998	15 - 40 Yrs
Boca Raton, FL (1)	5,046	1,868	16,253	-	2,539	1,868	18,792	20,660	5,773	1989	2/28/1996	15 - 40 Yrs
Cocoa Beach – Oceanfront, FL (5)	-	2,285	19,892	7	13,609	2,292	33,501	35,793	10,403	1960	7/28/1998	15 - 40 Yrs
Deerfield Beach – Resort & Spa, FL (1)	28,420	4,523	29,443	68	5,501	4,591	34,944	39,535	10,170	1987	1/3/1996	15 - 40 Yrs
Ft. Lauderdale – 17th Street, FL (1)	19,561	5,329	47,850	(163)	4,459	5,166	52,309	57,475	16,350	1986	1/3/1996	15 - 40 Yrs
Ft. Lauderdale – Cypress Creek, FL (8)	10,954	3,009	26,177	-	2,106	3,009	28,283	31,292	7,494	1986	5/4/1998	15 - 40 Yrs
Jacksonville – Baymeadows, FL (1)	23,590	1,130	9,608	-	7,849	1,130	17,457	18,587	5,360	1986	7/28/1994	15 - 40 Yrs
Miami – International Airport, FL (1)	15,813	4,135	24,950	-	4,192	4,135	29,142	33,277	8,699	1983	7/28/1998	15 - 40 Yrs
Orlando – International Airport, FL (5)	9,082	2,549	22,188	6	3,006	2,555	25,194	27,749	6,757	1984	7/28/1998	15 - 40 Yrs
Orlando – International Drive Resort, FL (5)	-	5,108	44,460	13	10,211	5,121	54,671	59,792	15,218	1972	7/28/1998	15 - 40 Yrs
Orlando – International Drive South/Convention, FL (1)	22,329	1,632	13,870	-	3,015	1,632	16,885	18,517	5,708	1985	7/28/1994	15 - 40 Yrs
Orlando (North), FL (1)	-	1,673	14,218	(18)	8,170	1,655	22,388	24,043	7,442	1985	7/28/1994	15 - 40 Yrs
Orlando – Walt Disney World Resort, FL (3)	-	-	28,092	-	1,252	-	29,344	29,344	8,195	1987	7/28/1997	15 - 40 Yrs
St. Petersburg – Vinoy Resort & Golf Club, FL (4)	88,768	-	100,823	-	272	-	101,095	101,095	2,280	1925	12/16/07	15 - 40 Yrs
Tampa – Tampa Bay, FL (3)	12,950	2,142	18,639	1	2,642	2,143	21,281	23,424	6,091	1986	7/28/1997	15 - 40 Yrs

FELCOR LODGING LIMITED PARTNERSHIP

Schedule III - Real Estate and Accumulated Depreciation - (continued)

as of December 31, 2008

(in thousands)

		Initial Cost		Cost Capitalized Subsequent to Acquisition		Gross Amounts at Which Carried at Close of Period			Accumulated			Life Upon
Location	Encumbrances	Land	Building and Improvements	Land	Building and Improvements	Land	Building and Improvements	Total	Depreciation Buildings & Improvements	Year Opened	Date Acquired	Which Depreciation is Computed
Atlanta – Airport, GA (1)	12,503	2,568	22,342	-	2,817	2,568	25,159	27,727	6,356	1989	5/4/1998	15 - 40 Yrs
Atlanta – Buckhead, GA (1)	33,385	7,303	38,996	(300)	1,971	7,003	40,967	47,970	12,354	1988	10/17/1996	15 - 40 Yrs
Atlanta – Galleria, GA (8)	15,168	5,052	28,507	-	1,860	5,052	30,367	35,419	8,647	1990	6/30/1997	15 - 40 Yrs
Atlanta – Gateway-Atlanta Airport, GA (2)	-	5,113	22,857	-	1,560	5,113	24,417	29,530	6,743	1986	6/30/1997	15 - 40 Yrs
Chicago – Northshore/Deerfield (Northbrook), IL (1)	14,467	2,305	20,054	-	1,750	2,305	21,804	24,109	6,566	1987	6/20/1996	15 - 40 Yrs
Chicago – Gateway – O’Hare, IL (2)	21,066	8,178	37,043	-	3,969	8,178	41,012	49,190	11,125	1994	6/30/1997	15 - 40 Yrs
Indianapolis – North, IN (1)	12,137	5,125	13,821	-	6,529	5,125	20,350	25,475	8,963	1986	8/1/1996	15 - 40 Yrs
Lexington – Lexington Green, KY (9)	17,721	1,955	13,604	-	490	1,955	14,094	16,049	4,481	1987	1/10/1996	15 - 40 Yrs
Baton Rouge, LA (1)	9,488	2,350	19,092	1	1,876	2,351	20,968	23,319	6,558	1985	1/3/1996	15 - 40 Yrs
New Orleans – Convention Center, LA (1)	28,497	3,647	31,993	-	9,967	3,647	41,960	45,607	14,504	1984	12/1/1994	15 - 40 Yrs
New Orleans – French Quarter, LA (5)	-	-	50,732	14	8,839	14	59,571	59,585	15,577	1969	7/28/1998	15 - 40 Yrs
Boston – at Beacon Hill, MA (5)	-	-	45,192	-	8,693	-	53,885	53,885	17,109	1968	7/28/1998	15 - 40 Yrs
Boston – Marlborough, MA (1)	17,893	948	8,143	761	14,158	1,709	22,301	24,010	6,573	1988	6/30/1995	15 - 40 Yrs
Baltimore – at BWI Airport, MD (1)	22,277	2,568	22,433	(2)	3,088	2,566	25,521	28,087	7,307	1987	3/20/1997	15 - 40 Yrs
Bloomington, MN (1)	18,350	2,038	17,731	-	2,978	2,038	20,709	22,747	5,619	1980	2/1/1997	15 - 40 Yrs
Minneapolis – Airport, MN (1)	18,741	5,417	36,508	24	2,042	5,441	38,550	43,991	12,152	1986	11/6/1995	15 - 40 Yrs
St Paul – Downtown, MN (1)	2,760	1,156	17,315	-	1,526	1,156	18,841	19,997	5,823	1983	11/15/1995	15 - 40 Yrs
Charlotte – SouthPark, NC (3)	-	1,458	12,681	-	2,593	1,458	15,274	16,732	2,703	N/A	7/12/2002	15 - 40 Yrs
Raleigh/Durham, NC (3)	17,290	2,124	18,476	-	2,131	2,124	20,607	22,731	5,739	1987	7/28/1997	15 - 40 Yrs
Piscataway – Somerset, NJ (1)	18,092	1,755	17,563	-	2,219	1,755	19,782	21,537	6,120	1988	1/10/1996	15 - 40 Yrs
Philadelphia – Historic District, PA (5)	-	3,164	27,535	7	9,125	3,171	36,660	39,831	10,299	1972	7/28/1998	15 - 40 Yrs
Philadelphia – Society Hill, PA (2)	28,650	4,542	45,121	-	4,728	4,542	49,849	54,391	13,659	1986	10/1/1997	15 - 40 Yrs
Pittsburgh – at University Center (Oakland), PA (5)	-	-	25,031	-	2,925	-	27,956	27,956	7,439	1988	11/1/1998	15 - 40 Yrs
Charleston – Mills House, SC (5)	25,538	3,251	28,295	7	4,520	3,258	32,815	36,073	7,776	1982	7/28/1998	15 - 40 Yrs
Myrtle Beach – Oceanfront Resort, SC (1)	-	2,940	24,988	-	4,203	2,940	29,191	32,131	8,208	1987	12/5/1996	15 - 40 Yrs
Myrtle Beach Resort (10)	-	9,000	19,844	6	27,292	9,006	47,136	56,142	5,543	1974	7/23/2002	15 - 40 Yrs
Nashville – Airport – Opryland Area, TN (1)	-	1,118	9,506	-	1,250	1,118	10,756	11,874	4,324	1985	7/28/1994	15 - 40 Yrs
Nashville – Opryland – Airport (Briley Parkway), TN (5)	-	-	27,734	-	3,209	-	30,943	30,943	9,985	1981	7/28/1998	15 - 40 Yrs
Austin, TX (3)	8,903	2,508	21,908	-	2,764	2,508	24,672	27,180	7,217	1987	3/20/1997	15 - 40 Yrs
Corpus Christi, TX (1)	4,659	1,113	9,618	51	4,461	1,164	14,079	15,243	4,092	1984	7/19/1995	15 - 40 Yrs
Dallas – DFW International Airport South, TX (1)	19,302	4,041	35,156	-	1,121	4,041	36,277	40,318	9,499	1985	7/28/1998	15 - 40 Yrs
Dallas – Love Field, TX (1)	16,500	1,934	16,674	-	3,189	1,934	19,863	21,797	6,149	1986	3/29/1995	15 - 40 Yrs
Dallas – Market Center, TX (1)	-	2,560	23,751	-	2,311	2,560	26,062	28,622	7,160	1980	6/30/1997	15 - 40 Yrs
Dallas – Park Central, TX (11)	-	4,513	43,125	762	7,265	5,275	50,390	55,665	13,817	1983	6/30/1997	15 - 40 Yrs
Houston - Medical Center, TX (12)	-	-	22,027	5	4,475	5	26,502	26,507	6,432	1984	7/28/1998	15 - 40 Yrs
San Antonio - International Airport, TX (5)	23,800	3,351	29,168	(185)	3,777	3,166	32,945	36,111	8,750	1981	7/28/1998	15 - 40 Yrs
Burlington Hotel & Conference Center, VT (2)	17,696	3,136	27,283	(2)	2,602	3,134	29,885	33,019	8,000	1967	12/4/1997	15 - 40 Yrs
	$923,987	$232,534	$2,016,286	$1,024	$336,190	$233,558	$2,352,476	$2,586,034	$629,920

FELCOR LODGING LIMITED PARTNERSHIP

Schedule III - Real Estate and Accumulated Depreciation - (continued)

as of December 31, 2008

(in thousands)

(1) Embassy Suites Hotel	(7) Doubletree
(2) Sheraton	(8) Sheraton Suites
(3) Doubletree Guest Suites	(9) Hilton Suites
(4) Renaissance Resort	(10)Hilton
(5) Holiday Inn	(11)Westin
(6) Hotel 480	(12)Holiday Inn & Suites

	Year Ended December 31,
	2008	2007	2006
Reconciliation of Land and Buildings and Improvements
Balance at beginning of period	$2,542,784	$2,262,354	$3,331,708
Additions during period:
Acquisitions	-	205,278	-
Improvements	43,250	75,152	18,434
Deductions during period:
Sale of properties	-	-	(812,222)
Hotels held for sale	-	-	(275,566)
Balance at end of period before impairment charges	2,586,034	2,542,784	2,262,354
Cumulative impairment charges on real estate assets owned at end of period	(101,424)	-	-

Balance at end of period	$2,484,610	$2,542,784	$2,262,354

Reconciliation of Accumulated Depreciation
Balance at beginning of period	$567,954	$503,145	$646,484
Additions during period:
Depreciation for the period	61,966	64,809	51,318
Deductions during period:
Sale of properties	-	-	(144,686)
Hotels held for sale	-	-	(49,971)

Balance at end of period	$629,920	$567,954	$503,145